                                               Filed Pursuant to Rule 424(b)(2)
                                               Registration No. 333-108448

         Prospectus Supplement to Prospectus dated September 15, 2003.

                                  $300,000,000

                            [FISHER SCIENTIFIC LOGO]
         3.25% Convertible Senior Subordinated Notes due March 1, 2024
                             ----------------------
     We will pay interest on the notes on March 1 and September 1 of each year. The first interest payment will be made on September 1, 2004. The notes will mature on March 1, 2024. The notes will be subordinated in right of payment to all our existing and future senior debt as described under "Description of the Notes -- Ranking." The notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

     You may convert the notes into shares of our common stock (unless earlier redeemed or repurchased by us) under the following circumstances: (1) if the price of our common stock issuable upon conversion reaches, or the trading price of the notes falls below, specified thresholds described in this prospectus supplement; (2) if we call the notes for redemption; (3) upon the occurrence of specified corporate transactions described in this prospectus supplement; or (4) if the credit ratings assigned to the notes decline below the levels described in this prospectus supplement. Upon conversion, we will have the right to deliver, in lieu of common stock, cash or a combination of cash and common stock. The initial conversion rate is 12.4378 shares of common stock per each $1,000 principal amount of notes. This is equivalent to an initial conversion price of $80.40 per share.

     Our common stock is listed on the New York Stock Exchange under the symbol "FSH". The last reported sale price of our common stock on February 18, 2004 was $53.60 per share.

     On or after March 2, 2011, we have the option to redeem all or a portion of the notes that have not been previously converted or repurchased at a redemption price of 100% of the principal amount plus accrued interest, if any, to the redemption date. You have the option, subject to certain conditions, to require us to repurchase any notes held by you on March 1, 2011, March 1, 2016 and March 1, 2021, or upon a change in control as described in this prospectus supplement, at prices equal to 100% of the principal amount of the notes plus accrued interest, if any, to the date of repurchase.

     We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.

     See "Risk Factors" on page S-12 of this prospectus supplement and page 2 of the accompanying prospectus to read about factors you should consider before buying the notes.
                             ----------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

                                                              Per Note      Total
                                                              --------      -----
Initial public offering price...............................  100.00%    $300,000,000
Underwriting discount.......................................    2.25%    $  6,750,000
Proceeds, before expenses, to Fisher........................   97.75%    $293,250,000

     The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from the date of original issuance of the notes, expected to be March 3, 2004.
     To the extent that the underwriters sell more than $300,000,000 principal amount of the notes, the underwriters have the option to purchase up to an additional $30,000,000 principal amount of notes from us at the initial public offering price less the underwriting discount.
                             ----------------------
     The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on March 3, 2004.
GOLDMAN, SACHS & CO.
                                     DEUTSCHE BANK SECURITIES
                                                                LAZARD
                             ----------------------
                 Prospectus Supplement dated February 18, 2004.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THEIR OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT OF THIS PROSPECTUS SUPPLEMENT ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

     INFORMATION CONTAINED IN OUR WEB SITE DOES NOT CONSTITUTE PART OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS.

     OUR NAME, OUR LOGO AND OTHER TRADEMARKS MENTIONED IN THIS PROSPECTUS SUPPLEMENT ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

     If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement.

     Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "Fisher," "we," "us" and "our" are to Fisher Scientific International Inc.

     Except as otherwise provided herein, the information contained in this prospectus supplement assumes no exercise of the overallotment option by the underwriters.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts included in this prospectus supplement may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, there can be no assurances that the assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions including, among other things:

     - our outstanding indebtedness and leverage, and the restrictions imposed by our indebtedness;

     - the effects of domestic and international economic and business conditions on our businesses;

     - the high degree of competition of certain of our businesses, and the potential for new competitors to enter into these businesses;

     - our ability to complete the recently-announced acquisitions of Oxoid Group Holdings Limited and Dharmacon, Inc. and to realize the expected strategic and commercial benefits by combining their businesses with our existing business;

     - the extent to which we undertake new acquisitions or enter into strategic joint ventures or partnerships, and the terms of any such acquisition or strategic joint venture or partnership;

     - future modifications to existing laws and regulations affecting the environment or the enforcement thereof;

     - discovery of unknown contingent liabilities, including environmental contamination at our facilities and liability with respect to products we distribute and manufacture;

     - fluctuations in interest rates and in foreign currency exchange rates;

     - availability, or increases in the cost, of raw materials and other inputs used to make our products;

     - the loss of major customers or suppliers, including any provider of shipping services; and

     - our ability to generate free cash flow or to obtain sufficient resources to finance working capital and capital expenditure needs.

     Words such as "anticipates," "estimates," "expects," "projects," "intends," "plans," "believes" and words and terms of similar substance used in connection with any discussion of future operating results or financial performance identify forward-looking statements. All forward-looking statements reflect our present expectations of future events and are subject to a number of important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The factors listed in the "Risk Factors" section of this prospectus supplement, as well as any cautionary language in this prospectus supplement, provide examples of these risks and uncertainties.

     You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus supplement or the date of the document incorporated by reference in this prospectus supplement. We are under no obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. You should review any additional disclosures we make in our Forms 10-K, 10-Q and 8-K filed with the SEC.

                      FISHER SCIENTIFIC INTERNATIONAL INC.

OUR BUSINESS

     We are a world leader in serving science. We offer more than 600,000 products and services to the scientific research, clinical laboratory and safety markets. We have more than 350,000 customers located in approximately 145 countries.

     Our portfolio of products includes biochemicals, organic and inorganic chemicals, cell-culture media sera, sterile liquid-handling systems and scientific instruments and equipment that we sell to pharmaceutical, biotech, medical research and other customers, as well as diagnostic kits and reagents, consumable supplies and medical devices that we sell to hospitals, clinical laboratories and physicians' offices. We also manufacture and sell state-of-the-art laboratory workstations and fume hoods and provide lab-design services for pharmaceutical and biotech customers, colleges and universities, hospitals and reference labs, and secondary schools. Our portfolio of services includes pharmaceutical packaging for Phase III and Phase IV clinical trials, contract manufacturing, custom chemical synthesis, customized laboratory procurement services and laboratory-instrument calibration and repair.

     We offer both proprietary products and products that we source from more than 6,000 vendors. Our proprietary products consist of self-manufactured products, Fisher branded products and products for which we serve as the exclusive distributor. Approximately 45% of our revenues are generated from the sale of higher margin proprietary products. We generate approximately 80% of our revenues from the sale of consumable products.

     We have assembled an integrated global logistics network that allows us to deliver our products and provide our services to our customers on a rapid basis worldwide. Globally, we make over 30,000 shipments each day. In the United States, we ship approximately 95% of all orders within 24 hours of order placement. We deliver our products through third party carriers and our own fleet of 85 delivery vehicles. As a result of our broad product offering and integrated global logistics network, as well as our electronic commerce capabilities, we serve as a one-stop source of products, services and global procurement solutions for our customers.

OUR COMPETITIVE STRENGTHS AND STRATEGY

     We believe that our key competitive strengths include our:

     - premier global brand;

     - extensive global network;

     - broad product and service offering;

     - technology leadership; and

     - industry leading sales force.

     Our objective is to leverage our channel position in the markets we serve. The key elements of our strategy are to:

     - further expand our service offerings and portfolio of proprietary products to increase margins and provide additional growth opportunities; and

     - broaden our market position to expand our global customer base, leverage our fixed cost structure and generate continued earnings growth.

RECENT DEVELOPMENTS

2003 RESULTS

     Sales for the fourth quarter of 2003 increased 18.8% to $976.5 million compared with $822.1 million in the fourth quarter of 2002. Net income in the fourth quarter of 2003 was $18.6 million, or 28 cents per diluted share, compared with $26.9 million, or 46 cents per diluted share, in the fourth quarter of 2002.

     For the year ended December 31, 2003, sales totaled $3,564.4 million, a 10.1% increase from sales of $3,238.4 million in 2002. Net income in 2003 was $78.4 million, or $1.29 per diluted share, compared to $50.6 million, or 87 cents per diluted share in 2002.

     Cash from operations for the year ended December 31, 2003 totaled $218.0 million, reflecting an increase in earnings and continued improvements in working-capital management. Capital expenditures increased to $80.2 million, primarily the result of increased investment in our U.S. distribution facilities and an acceleration of the spending associated with facility expansions at Perbio Science AB.

ACQUISITIONS

     On February 11, 2004, we announced that we entered into definitive agreements to acquire Oxoid Group Holdings Limited ("Oxoid") for $330 million and Dharmacon, Inc. ("Dharmacon") for $80 million in cash. Oxoid is a United Kingdom-based manufacturer of microbiological culture media and other diagnostic products that test for bacterial contamination. Dharmacon focuses on RNA technology, including RNA interference (RNAi) and small interfering RNA (siRNA). RNAi is a tool for life-science research that increases the efficiency of the drug-discovery process.

     We expect to consummate the transactions during the first quarter of 2004. The acquisitions are subject to regulatory approvals and customary terms and conditions, and there can be no assurances that the transactions will be consummated.

     We expect to use the net proceeds of this offering to fund a portion of the cash consideration for the acquisition of Oxoid. We will finance the remainder of the purchase price for Oxoid and the purchase price for Dharmacon through a combination of available cash on hand and sales of receivables under our receivables securitization facility.

SEGMENT REPORTING

     During the fourth quarter of 2003, we changed our business segments to reflect the way we currently manage our business and to provide investors with increased information and clarity regarding trends in its principal markets. We operate in the following three segments:

     - Scientific products and services. This segment manufactures and distributes a broad range of biochemicals, organic and inorganic chemicals, sera, cell-culture media, sterile liquid-handling systems, scientific instruments and equipment, safety products and other consumable supplies. In addition, this segment provides pharmaceutical services for clinical trials, combinatorial chemistry, custom-chemical synthesis, supply-chain management, and a number of other value-added services. In 2003, this segment generated revenues and operating income of $2,501.0 million and $230.0 million, respectively.

     - Healthcare products and services. This segment manufactures and distributes a wide array of diagnostic kits and reagents, consumable supplies, equipment, instruments, and medical devices to hospitals, clinical laboratories and physicians' offices. Additionally, this segment provides outsourced manufacturing services for diagnostic reagents, calibrators and controls to the healthcare and pharmaceutical industries. In 2003, this segment generated revenues and operating income of $877.2 million and $35.7 million, respectively.

     - Lab Workstations. This segment manufactures and sells state-of-the-art laboratory workstations and fume hoods and provides lab-design services for pharmaceutical and biotech customers, colleges and universities, hospitals and reference labs, and secondary schools. In 2003, this segment generated revenues and operating income of $206.1 million and $11.1 million, respectively.

COMPLETED TRANSACTIONS

     Since September 30, 2003, we have completed several financing transactions, which we refer to as the "Completed Transactions." The Completed Transactions include the following:

     - the issuance and sale of $150 million of our 8% senior subordinated notes due 2013 at a yield to maturity of 6.75%;

     - the purchase of $141.6 million outstanding aggregate principal amount of our 7 1/8% senior notes due 2005;

     - the redemption of $46.0 million principal amount of our outstanding 8 1/8% senior subordinated notes due 2012;

     - the repayment of $157.4 million of the term loans under our senior credit facilities; and

     - the amendment of our senior credit facilities to create a $440 million term loan C facility that refinanced the outstanding term loan facilities at a lower interest rate, and increased the revolving credit commitments from $175 million to $190 million.

CORPORATE INFORMATION

     We were founded in 1902 and became a Delaware corporation in 1991. Our principal executive offices are located at One Liberty Lane, Hampton, New Hampshire 03842, and our telephone number is (603) 926-5911. Our website is located at www.fisherscientific.com. We "incorporate by reference" into this prospectus supplement certain information that we file with the SEC. See "Incorporation by Reference" in the accompanying prospectus for information regarding the documents incorporated by reference herein.

                                  THE OFFERING

Issuer........................   Fisher Scientific International Inc.

Notes Offered.................   $300,000,000 aggregate principal amount of
                                 3.25% convertible senior subordinated notes due
                                 March 1, 2024, plus up to an additional
                                 $30,000,000 aggregate principal amount of notes issuable upon exercise of the underwriters' option to purchase additional notes.

Maturity......................   March 1, 2024.

Interest Payment Dates........   March 1 and September 1 of each year, beginning
                                 September 1, 2004.

Conversion Rights.............   You may convert your notes into shares of our
                                 common stock (unless earlier redeemed or repurchased), in whole or in part, at any time prior to maturity, subject to adjustments as described herein, at a rate of 12.4378 shares of common stock per $1,000 principal amount of notes (which is equivalent to a conversion price of $80.40 per share), under any of the following circumstances:

                                 - you will have such conversion right in a conversion period on any date on or prior to March 1, 2019, if the closing sale price of our common stock for at least 20 trading days in the period of the 30 consecutive trading days ending on the first day of such conversion period was more than 120% of the then current conversion price of the notes;

                                 - if, on any date after March 1, 2019, the closing sale price of our common stock is more than 120% of the then current conversion price of the notes, then you will have such conversion right at all times thereafter;

                                 -  we have called the notes for redemption;

                                 - we distribute to all or substantially all holders of our common stock rights, options or warrants entitling them to purchase common stock at less than the closing sale price of our common stock on the day preceding the declaration date for such distribution;

                                 - we distribute to all or substantially all holders of our common stock cash, assets, debt securities or capital stock, which distribution has a per share value as determined by our board of directors exceeding 10% of the closing sale price of our common stock on the day preceding the declaration date for such distribution; or

                                 - during any period in which the credit rating of the notes assigned by Moody's is Caa2 or lower and by Standard & Poor's is CCC or lower, or neither Moody's (or its successors) nor Standard & Poor's (or its successors) continue to rate the notes.

                                 Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock. It is our current intention to satisfy our obligation upon a conversion of the notes first, in cash, in an amount equal to the principal amount of the notes converted and second, in shares of our common stock, to satisfy the remainder, if any, of our conversion obligation. Our ability to deliver cash at the time of any conversion will be subject to many factors, including the amount of cash we have available to us, whether the agreements then governing our indebtedness would permit such a cash settlement, our then existing cash needs, and other factors.

                                 You may also convert your notes into shares of our common stock for the five business day period after any five consecutive trading day period in which the average trading price for the notes was less than 97% of the average conversion value (as defined in this prospectus supplement) for the notes during that period; provided, however, if at the time of the conversion, the closing sale price of shares of our common stock is greater than the then current conversion price of the notes and less than or equal to 120% of the then current conversion price of the notes and the notes are not otherwise convertible you will receive, at our option, cash, common stock or a combination of cash and common stock with a value equal to the principal amount of your notes on such conversion date. If we elect to pay you in cash or in a combination of cash and common stock, our common stock will be valued at 100% of the average closing sale price for the five trading days ending on the third trading day preceding the conversion date.

                                 The conversion rate is subject to adjustment upon certain events. See "Description of Notes -- Conversion of Notes -- Conversion Rate Adjustments."

Global Notes; Book-entry
System........................   We will issue the notes in fully registered
                                 form in minimum denominations of $1,000. The notes will be evidenced by one or more global notes deposited with the trustee for the notes, as custodian for DTC. Beneficial interests in the global notes will be shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants. See "Description of Notes -- Denomination, Registration and
                                 Transfer; Global Debt Securities."

Optional Redemption...........   Prior to March 2, 2011, we may not redeem the
                                 notes. Beginning March 2, 2011, we may redeem for cash all or part of the notes at any time, upon not less than 30 nor more than 60 days' notice before the redemption date by mail to the trustee, the paying agent and each holder of notes, for a price equal to 100% of the principal amount of the notes to be redeemed plus any accrued and unpaid interest, if any, to the redemption date. See "Description of Notes -- Redemption."

Purchase of Notes by Us at the
  Option of the Holder........   Holders have the right, subject to certain
                                 conditions, to require us to purchase all or any portion of the notes on March 1, 2011, March 1, 2016 and March 1, 2021. In each case, we will pay a purchase price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, if any, to the purchase date. We will pay the repurchase price for any notes repurchased on March 1, 2011 in cash. We may choose to pay the repurchase price for any notes repurchased on March 1, 2016 or March 1, 2021 in cash, shares of our common stock, or a combination of cash and shares of our common stock; provided, however, that we may, at our sole discretion, terminate at any time our right to pay all or a portion of the repurchase price on either of these dates in shares of our common stock. If we elect to pay you in common stock or a combination of cash and common stock, our common stock will be valued at 95% of the average closing sale price for the five trading days ending on the third trading day preceding the applicable purchase date. See "Description of Notes -- Purchase of Notes by Us at the Option of the Holder."

Purchase of Notes by Us Upon a
  Change in Control...........   Upon a change in control, as that term is
                                 defined in "Description of Notes -- Purchase at Option of Holders Upon a Change in Control," you will have the right, subject to conditions and restrictions, to require us to purchase some or all of your notes at a price equal to 100% of the principal amount, plus any accrued and unpaid interest, if any, to the date of purchase. See "Description of Notes -- Purchase at Option of Holders Upon a Change in Control."

Ranking.......................   The notes will be unsecured senior subordinated
                                 indebtedness. They will be subordinated in right of payment to all our existing and future senior debt and equal in right of payment to all our existing and future senior subordinated debt. As of September 30, 2003, as adjusted for this offering and the Completed Transactions, we had:

                                 -  total debt of approximately $1,700.9
                                    million,

                                 - senior debt of approximately $778.0 million, and

                                 -  senior subordinated debt of approximately
                                    $922.9 million.

                                 As of September 30, 2003, as adjusted for the Completed Transactions, we had the ability to borrow an additional aggregate amount of $389.2 million under our existing accounts receivables securitization facility and revolving credit facility. See "Description of the Debt Securities -- Subordination under the Subordinated Indenture" in the accompanying prospectus.

Use of Proceeds...............   We estimate that the net proceeds from the sale
                                 of the notes in this offering, after deducting estimated expenses and the underwriters' discounts and commissions, will be approximately $292.3 million. We intend to use the net proceeds of this offering to fund a portion of the cash consideration for our acquisition of Oxoid.

Trading of Notes, Listing of
  Common Stock................   We do not intend to apply for listing of the
                                 notes on any securities exchange or for
                                 inclusion of the notes in any automated
                                 quotation system. Our common stock is listed on the New York Stock Exchange under the symbol
                                 "FSH".

Governing Law.................   The indenture and the notes will be governed by
                                 the laws of the State of New York.

                       SUMMARY HISTORICAL FINANCIAL DATA

     The following tables summarize our financial data. You should read these tables along with our financial statements and related notes that are incorporated by reference in this prospectus supplement.

                                                                              NINE MONTHS
                                                                                 ENDED
                                            YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                         ------------------------------   -------------------
                                           2002       2001       2000       2003       2002
                                           ----       ----       ----       ----       ----
                                                   (DOLLARS AND SHARES IN MILLIONS,
                                                        EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Sales..................................  $3,238.4   $2,880.0   $2,622.3   $2,587.9   $2,416.3
Cost of sales..........................   2,383.3    2,142.8    1,974.0    1,902.6    1,779.6
                                         --------   --------   --------   --------   --------
Gross profit...........................     855.1      737.2      648.3      685.3      636.7
Selling, general and administrative
  expense..............................     612.2      546.4      494.0      489.4      455.2
Restructuring and other charges
  (credits)(1).........................      (2.2)      59.7       (2.0)        --       (1.5)
                                         --------   --------   --------   --------   --------
Income from operations.................     245.1      131.1      156.3      195.9      183.0
Interest expense.......................      91.3       99.5       99.1       62.3       69.2
Other expense, net(2)..................      12.3        1.3       19.4       59.2       11.9
                                         --------   --------   --------   --------   --------
Income before income taxes and
  cumulative effect of accounting
  change...............................     141.5       30.3       37.8       74.4      101.9
Income tax provision...................      44.8       13.9       15.1       14.6       32.1
                                         --------   --------   --------   --------   --------
Income before cumulative effect of
  accounting change....................      96.7       16.4       22.7       59.8       69.8
Cumulative effect of accounting change,
  net of tax(3)........................     (46.1)        --         --         --      (46.1)
                                         --------   --------   --------   --------   --------
Net income(4)..........................  $   50.6   $   16.4   $   22.7   $   59.8   $   23.7
                                         ========   ========   ========   ========   ========
Basic income per common share before
  cumulative effect of accounting
  change...............................  $   1.77   $   0.33   $   0.57   $   1.09   $   1.28
Cumulative effect of accounting change,
  net of tax...........................     (0.84)        --         --         --      (0.84)
                                         --------   --------   --------   --------   --------
Basic net income per common share......  $   0.93   $   0.33   $   0.57   $   1.09   $   0.44
                                         ========   ========   ========   ========   ========
Diluted income per common share before
  cumulative effect of accounting
  change...............................  $   1.67   $   0.31   $   0.51   $   1.02   $   1.21
Cumulative effect of accounting change,
  net of tax...........................     (0.80)        --         --         --      (0.80)
                                         --------   --------   --------   --------   --------
Diluted net income per common share....  $   0.87   $   0.31   $   0.51   $   1.02   $   0.41
                                         ========   ========   ========   ========   ========
Weighted average common shares
  outstanding:
Basic..................................      54.5       49.4       40.1       54.9       54.4
                                         ========   ========   ========   ========   ========
Diluted................................      57.9       53.0       44.4       58.5       57.8
                                         ========   ========   ========   ========   ========
OTHER FINANCIAL DATA:
Ratio of earnings to fixed
  charges(5)...........................      2.5x       1.4x       1.4x       2.1x       2.4x
Cash flows provided by (used in):
  Operating activities.................  $  159.3   $  158.6   $  107.2   $  155.6   $  124.2
  Investing activities.................    (105.4)    (419.6)     (57.1)    (713.3)     (35.2)
  Financing activities.................     (94.6)     270.0      (32.8)     781.4      (88.9)

                                                           AS OF                 AS OF
                                                       DECEMBER 31,          SEPTEMBER 30,
                                                    -------------------   -------------------
                                                      2002       2001       2003       2002
                                                      ----       ----       ----       ----
                                                              (DOLLARS IN MILLIONS)
BALANCE SHEET DATA (AT END OF PERIOD):
Working capital...................................  $  186.1   $  120.1   $  525.7   $  205.0
Total assets......................................   1,871.4    1,839.2    2,959.0    1,847.8
Long-term liabilities.............................   1,154.6    1,178.2    1,818.8    1,135.4
Stockholders' equity..............................     133.5       23.3      500.6       97.6

---------------
(1) During 2002, we recorded an aggregate net restructuring credit of $2.2 million for the reversal of certain costs accrued in the 2001 Restructuring Plan of which $1.5 million was recorded in the second quarter of 2002. The restructuring credits are primarily related to a reduction in estimated severance costs due to the benefit of attrition. During the first quarter of 2001, we adopted and commenced implementation of a streamlining plan aimed at improving our operations, largely through office, warehouse and manufacturing facility consolidations and the discontinuance of certain product lines. In connection with this plan, we recorded a restructuring charge of $18.1 million in the first quarter of 2001. During the fourth quarter of 2001, we commenced implementation of a plan focused on further integration of the international operations and recent acquisitions and the continued streamlining of the domestic operations, including the consolidation of certain distribution centers. As a result of these actions, we recorded a restructuring charge of $8.9 million. During the fourth quarter of 2001, we also reversed $0.8 million of accruals from restructuring charges recorded in years prior to 2001 due to actual costs being lower than originally estimated. In addition, in March 2001, we accelerated the vesting of options to purchase approximately 2.3 million shares of common stock having an average exercise price of $20.85 per share. These options were then converted into the right to receive approximately
    1.0 million shares of common stock, which were issued and deposited into a "rabbi trust." As a result of these transactions, we recorded a primarily non-cash compensation charge of $33.5 million during the first quarter of 2001. In 2000, we recorded a restructuring credit of $2.0 million, consisting of $0.7 million related to revisions in estimated separation costs and $1.3 million related to revised estimates in total costs for restructuring charges prior to 2000.

(2) Other expense, net, in 2002 includes an $11.2 million charge associated with the repayment of our bank term debt, and in 2000 includes a $23.6 million charge for the write down of certain internet-related investments. In addition, for the nine months ended September 30, 2003, other expense, net, includes charges of $27.3 million for call premiums and $19.0 million of deferred financing charges, and $15.7 million of costs associated with hedging foreign currency exposures related to the acquisition of Perbio, partially offset by $1.4 million of dividend income from an investment in preferred stock.

(3) During the second quarter of 2002, we completed our transitional assessment in accordance with Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142") to determine if goodwill was impaired as of January 1, 2002. As a result, we recorded a non-cash charge of $63.8 million ($46.1 million, net of tax), reflecting the cumulative effect of the accounting change to adjust goodwill to fair value.

(4) In accordance with SFAS 142, we discontinued the amortization of goodwill effective January 1, 2002. The following is a reconciliation of net income
    (loss), as reported, to net income (loss) and net income (loss) per common share for the periods presented, excluding goodwill amortization, net of tax:

                                                                       NINE MONTHS
                                               YEAR ENDED                 ENDED
                                              DECEMBER 31,            SEPTEMBER 30,
                                       --------------------------    ----------------
                                        2002      2001      2000      2003      2002
                                        ----      ----      ----      ----      ----
                                        (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Net income (loss), as reported.......  $50.6     $16.4     $22.7     $59.8     $23.7
Goodwill amortization, net of tax....     --      14.4      11.1        --        --
                                       -----     -----     -----     -----     -----
Net income (loss), excluding goodwill
  amortization.......................  $50.6     $30.8     $33.8     $59.8     $23.7
                                       =====     =====     =====     =====     =====
Net income (loss per common share,
  excluding goodwill amortization
  Basic..............................  $0.93     $0.62     $0.84     $1.09     $0.44
  Diluted............................  $0.87     $0.58     $0.76     $1.02     $0.41

---------------
(5) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes and before adjustment for losses from equity investments plus fixed charges. Fixed charges consist of interest charges, amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest.

                                  RISK FACTORS

     In considering whether to purchase the notes, you should carefully consider all the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003. In addition, you should carefully consider the risk factors described below.

THE NOTES WILL RANK BELOW OUR CURRENT AND FUTURE SENIOR DEBT, AND WE MAY BE UNABLE TO REPAY OUR OBLIGATIONS UNDER THE NOTES.

     The notes will be unsecured and subordinated in right of payment to all of our current and future senior debt. Because the notes will be subordinated to our senior debt, if we experience:

     - a bankruptcy, liquidation or reorganization,

     - an acceleration of the maturity of the notes due to an event of default under the indenture, or

     - other specified events,

we will be permitted to make payments on the notes only after we have satisfied all of our senior debt obligations. Therefore, we may not have sufficient assets remaining to pay amounts due on any or all of the notes. In addition, the notes will also be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness, and to all existing and future obligations and liabilities of our subsidiaries (including that portion of our credit facility for which our material subsidiaries are obligors). Our obligations and those of the subsidiary borrowers, if any, under our credit facility are secured by substantially all of our assets and all of the assets of our material domestic subsidiaries, a pledge of the stock of each such subsidiary, and a pledge of 65% of the stock of our material foreign subsidiaries that are our direct subsidiaries or direct subsidiaries of one of our material domestic subsidiaries. Our obligations and those of the subsidiary borrowers, if any, are further guaranteed by us and each of our material domestic subsidiaries. In addition, our right to receive assets of any subsidiaries upon their liquidation or reorganization, and the rights of holders of the notes to share in those assets, would be subordinated to the claims of the creditors of those subsidiaries.

     As of September 30, 2003, as adjusted to give effect to this offering and the Completed Transactions, we had outstanding:

     - approximately $1,700.9 million of total debt,

     - approximately $778.0 million of senior debt, and

     - approximately $922.9 million of senior subordinated debt.

     As of September 30, 2003, as adjusted to give effect to the Completed Transactions, we had the ability to borrow an additional aggregate amount of $389.2 million under our existing accounts receivable securitization facility and revolving credit facility.

     If a default under the indenture relating to the notes or our credit facility should occur, the lenders under the credit facility could elect to declare all or part of the amounts borrowed (and all accrued interest and fees and other obligations) pursuant thereto to be immediately due and payable. Such a declaration could cause, or result in, all amounts borrowed under other instruments, including the indenture relating to the notes, that contain cross-acceleration or cross-default provisions to also be, or be declared, immediately due and payable. In the event of such declaration, we would have to repay all of our senior debt, including our obligations under our credit facility, before making any payment on the notes. In addition, the lenders under our credit facility could proceed against the collateral securing that indebtedness (which includes our material assets and the stock of our subsidiaries), and any proceeds received upon a realization of the collateral would be applied first to amounts due under the credit facility before any proceeds would be available to make payments on the notes.

WE MAY INCUR ADDITIONAL INDEBTEDNESS RANKING EQUAL OR SENIOR TO THE NOTES.

     If we incur any additional debt that ranks senior to the notes, the holders of that debt will be entitled to first priority in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. If we incur any additional debt that ranks equally with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. Such incurrences may have the effect of reducing the amount of proceeds paid to you.

THE NOTES WILL BE STRUCTURALLY SUBORDINATED TO ALL OBLIGATIONS OF OUR SUBSIDIARIES.

     To a significant degree, our assets consist of direct and indirect ownership interests in, and our business is conducted through, our subsidiaries. As a consequence, any of our indebtedness, including the notes, will be structurally subordinated to the indebtedness of our subsidiaries. In addition, our right to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise, and the ability of holders of the notes to benefit indirectly from that kind of distribution, is subject to the prior claims of creditors of that subsidiary, except to the extent that we are recognized as a creditor of that subsidiary. All obligations of our subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us. At September 30, 2003, the aggregate indebtedness of our subsidiaries was approximately $33.3 million and our material domestic subsidiaries have guaranteed our senior bank debt.

BECAUSE THERE IS NO PUBLIC MARKET FOR THE NOTES, YOU MAY NOT BE ABLE TO RESELL THE NOTES EASILY OR AT A FAVORABLE PRICE.

     There is no public market for the notes, and we do not intend to list the notes, or have the notes quoted on any securities exchange or include them in any automated quotation system. We have been informed by the underwriters that they intend to make a market in the notes after this offering. However, the underwriters may cease their market-making activity at any time at their sole discretion. Accordingly, a market for the notes may not develop, and we are not certain of the liquidity of any market that may develop, the ability of the holders to sell their notes or the price at which holders would be able to sell their notes. If a market were to develop, the market price for the notes may be adversely affected by changes in our financial performance, changes in the overall market for similar securities and performance or prospects for companies in our industry.

WE MAY NOT BE ABLE TO PURCHASE THE NOTES UPON AN AGREED PURCHASE DATE OR A CHANGE IN CONTROL, AND MAY NOT BE OBLIGATED TO PURCHASE THE NOTES UPON CERTAIN CORPORATE TRANSACTIONS.

     On March 1, 2011, March 1, 2016 and March 1, 2021, holders of the notes may require us to purchase their notes for cash. In addition, holders of the notes may require us to purchase their notes upon a change in control. However, it is possible that we would not have sufficient funds to make the required purchase of the notes and we may be required to secure third-party financing to do so. In addition, we may not be able to obtain such financing on commercially reasonable terms, on terms acceptable to us, or at all. A change in control under the indenture may also result in an Event of Default under our credit facilities, which may cause the acceleration of our other indebtedness, in which case we would be required to repay in full our secured indebtedness before we repay the notes. Our future indebtedness may also contain restrictions on our ability to repurchase the notes upon certain events, including transactions that could constitute a change in control under the indenture. Our failure to repurchase the notes upon a change in control would constitute an event of default under the indenture and would have a material adverse effect on our financial condition. Further, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, may not constitute a change in control under the indenture and would not trigger our obligation to repurchase the notes. See "Description of Notes -- Purchase of Notes by Us at the Option of the Holder" and "-- Purchase at Option of Holders upon a Change in Control."

     The change in control and other provisions in the indenture relating to consolidation, merger, sale or conveyance of all or substantially all assets may not protect you in the event we consummate a highly leveraged transaction, reorganization, restructuring, spin-off, merger or other similar transaction, unless such transaction constitutes a change in control or a consolidation, merger, sale or conveyance of all or substantially all assets under the indenture. Such a transaction may not trigger your right to convert the notes or our obligation to repurchase the notes. Except as described above, the indenture does not contain provisions that permit the holders of the notes to convert the notes or require us to repurchase or redeem the notes in an event of a takeover, recapitalization, spin-off or similar transaction. There can be no assurance that the trading price of the notes would not be materially and adversely affected by such a transaction.

WE EXPECT THAT THE TRADING VALUE OF THE NOTES WILL BE SIGNIFICANTLY AFFECTED BY THE PRICE OF OUR COMMON STOCK.

     The market price of the notes is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities we issue.

THE NOTES ARE NOT PROTECTED BY RESTRICTIVE COVENANTS.

     The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a change in control involving us, except to the extent described under "Description of the Notes -- Purchase at Option of Holders Upon a Change in Control."

OUR SIGNIFICANT LEVERAGE COULD ADVERSELY AFFECT OUR CASH FLOW AND PREVENT US FROM FULFILLING OUR FINANCIAL OBLIGATIONS, INCLUDING MAKING PAYMENTS ON THE NOTES.

     As of September 30, 2003, as adjusted for this offering and the Completed Transactions, we had total debt of approximately $1,700.9 million. In addition, as of September 30, 2003, as adjusted for the Completed Transactions, we had the ability to incur an additional aggregate amount of $389.2 million under our existing accounts receivable securitization facility and revolving credit facility; further borrowing under those facilities or incurring any other additional indebtedness would likely increase our leverage and the risks therefrom. Our debt agreements permit us to incur or guarantee additional indebtedness, subject to limitations set forth in those agreements.

     Our substantial indebtedness could have important consequences to you. Our high leverage could negatively affect our operations in a number of ways, including:

     - we may be unable to obtain additional financing for our operations or for acquisitions or expansions;

     - we must dedicate a significant part of our cash flow from operations to payments on our debt, thereby reducing funds available for other corporate purposes; and

     - the level of our debt could limit our flexibility in responding to downturns in our business.

     In addition, we will be required to repay the indebtedness under our various debt agreements as that indebtedness matures. We may not have sufficient funds or we may be unable to arrange for additional financing to pay these amounts when they become due.

WE ARE PURSUING ACQUISITIONS OF OXOID AND DHARMACON, AND THESE ACQUISITIONS MAY NOT PROVIDE US WITH THE STRATEGIC OR COMMERCIAL BENEFITS WE ANTICIPATE.

     We have signed agreements to acquire Oxoid and Dharmacon. We believe that we will be able to realize important strategic and commercial benefits by combining each of these businesses with our existing business. However, each acquisition presents us with challenges that may impede our ability to realize these benefits or may adversely affect our profitability. In addition to the specific challenges of each acquisition, we face the general challenges inherent in acquiring new businesses, including the potential diversion of management's attention away from our core operations and the difficulties in integrating the operations, systems, employees and customers of acquired businesses. We may also encounter substantial unanticipated costs, liabilities or other problems once we begin integrating these businesses into our own. If these difficulties arise, they could have an adverse effect on our results of operations or financial condition.

     In addition, we are seeking certain consents of the lenders to our senior credit facility in connection with the acquisition of Oxoid. While we believe we will be able to obtain such consents, our ability to do so is not completely within our control. We believe a failure to obtain these consents would not prevent us from consummating the acquisition. The agreements governing the acquisitions of Oxoid and Dharmacon contain conditions to closing, which, if not fulfilled, may result in the acquisitions not being consummated. If we do not consummate our acquisition of Oxoid, we will use the proceeds from this offering for general corporate purposes, which may include the repayment of indebtedness.

                                USE OF PROCEEDS

     We estimate that the net proceeds from the sale of the notes in this offering, after deducting estimated expenses and the underwriters' discounts and commissions, will be approximately $292.3 million. We intend to use the net proceeds of this offering to fund a portion of the cash consideration for our acquisition of Oxoid.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The table below sets forth the ratios of earnings to fixed charges of Fisher and its consolidated subsidiaries on a historical basis for each of the periods indicated:

                                          NINE MONTHS
                                             ENDED
                                         SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                                         -------------   --------------------------------
                                         2003     2002   2002   2001   2000   1999   1998
                                         ----     ----   ----   ----   ----   ----   ----
Ratio of earnings to fixed charges.....  2.1x     2.4x   2.5x   1.4x   1.4x   1.5x     --

     For the purpose of computing the above ratios, earnings consist of income
(loss) before provision for income taxes and before adjustment for losses from equity investments plus fixed charges. Fixed charges consist of interest charges, amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest. We have not paid or declared dividends on preferred stock for any of the periods presented above. Due to Fisher's pre-tax loss for the year ended December 31, 1998, the coverage ratio was less than 1:1. Fisher would have to have generated additional pre-tax earnings of $60.3 million for the year ended December 31, 1998 to achieve a coverage ratio of 1:1.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock is traded on the New York Stock Exchange under the symbol "FSH". On February 18, 2004, the last reported sale price of our common stock on the New York Stock Exchange was $53.60 per share. The following table presents for the periods indicated the range of high and low closing sale prices of our common stock, as reported by the New York Stock Exchange.

                                                                   PRICE
                                                              ----------------
                                                               HIGH      LOW
                                                              ------    ------
2001
  First Quarter.............................................  $39.87    $32.40
  Second Quarter............................................   38.70     24.70
  Third Quarter.............................................   27.40     21.70
  Fourth Quarter............................................   30.29     24.20
2002
  First Quarter.............................................  $31.00    $25.76
  Second Quarter............................................   32.95     26.48
  Third Quarter.............................................   31.00     23.25
  Fourth Quarter............................................   31.72     27.20
2003
  First Quarter.............................................  $32.30    $27.70
  Second Quarter............................................   35.47     26.19
  Third Quarter.............................................   40.83     35.04
  Fourth Quarter............................................   42.24     38.48
2004
  First Quarter (through February 18, 2004).................  $56.20    $39.76

---------------

     We have not paid a cash dividend during our last three fiscal years. Our credit facility and other debt agreements restrict our ability to pay cash dividends. Accordingly, we do not anticipate paying cash dividends on our common stock at any time in the foreseeable future.

     As of December 31, 2003, there were approximately 111 holders of record of our common stock.

                                 CAPITALIZATION

     The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2003 (a) on an actual basis and (b) as adjusted to reflect this offering and the Completed Transactions.

     You should read this table along with our financial statements and related notes incorporated by reference in this prospectus supplement.

     As of September 30, 2003, as adjusted for the Completed Transactions, we had the ability to borrow an aggregate of $389.2 million under our accounts receivable securitization facility and revolving credit facility.

                                                                       AS OF
                                                                SEPTEMBER 30, 2003
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                               (DOLLARS IN MILLIONS)
Cash and cash equivalents...................................  $  265.9     $  357.1
                                                              ========     ========
Debt, including short-term debt:
  Revolving credit facility(1)..............................        --           --
  Term loan facility(1).....................................     597.4        440.0
  7 1/8% notes due 2005.....................................     142.0          0.4
  2.50% convertible senior notes due 2023...................     300.0        300.0
  3.25% convertible senior subordinated notes due 2024......        --        300.0
  8 1/8% senior subordinated notes due 2012.................     357.6        311.6
  8% senior subordinated notes due 2013.....................     150.0        311.3
  Other.....................................................      37.6         37.6
                                                              --------     --------
       Total debt...........................................   1,584.6      1,700.9
Stockholders' equity........................................     500.6        500.6
                                                              --------     --------
       Total capitalization.................................  $2,085.2     $2,201.5
                                                              ========     ========

---------------
(1) On December 3, 2003, we amended our senior credit facilities to create a $440.0 million term loan C facility that refinanced the outstanding term loan facility at a lower interest rate, and increased the revolving credit commitments from $175.0 million to $190.0 million. The $190.0 million revolving credit facility is available for working capital and general corporate purposes. As of September 30, 2003, approximately $25.8 million of this facility was utilized for letters for credit outstanding.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the notes supplements and, to the extent inconsistent, supersedes the description of the general terms and provisions of the debt securities, including the notes, set forth in the accompanying prospectus under the heading "Description of the Debt Securities".

     The notes will be issued as part of a separate series of senior subordinated debt securities under a Subordinated Indenture, dated as of January 20, 2004, as amended by Supplemental Indenture No. 1, to be dated as of March 3, 2004 (as so supplemented, the "indenture"), between Fisher Scientific International Inc. and J.P. Morgan Trust Company, National Association, who will act as trustee for the notes (the "trustee").

     A copy of the indenture has been filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part. Holders of the notes are bound by, and are deemed to have notice of, the provisions of the indenture setting forth particular terms and conditions of the subordinated notes. Copies of the indenture will be available for inspection during usual business hours at the principal office of the trustee. Capitalized terms used but not defined herein have the meanings given to them in the indenture or the notes, as the case may be.

GENERAL TERMS OF THE NOTES

     The notes will be our unsecured senior subordinated obligations and will rank equally with all our other unsecured senior subordinated indebtedness. The notes are also structurally subordinated to indebtedness of our subsidiaries and effectively subordinated to our secured debt to the extent of the value of the assets securing such debt. The subordination of the notes is described under the caption "Description of the Debt Securities -- Subordination under the Subordinated Indenture" in the accompanying prospectus. The notes will be convertible into common stock as described under the caption " -- Conversion of Notes."

     The notes will be part of a separate series of debt securities issued under the indenture, limited to $300,000,000 aggregate principal amount (or up to $330,000,000 aggregate principal amount if the underwriters exercise their option to purchase up to an additional $30,000,000 aggregate principal amount of notes). The notes will mature on March 1, 2024 unless earlier converted, redeemed or repurchased by us.

     We will not be subject to any financial covenants under the indenture. In addition, we will not be restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities.

     You will not be afforded protection in the event of a highly leveraged transaction, or a change in control of us under the indenture except to the extent described below under the caption "-- Purchase at Option of Holders Upon a Change in Control."

     The notes will bear interest at the annual rate of 3.25%. Interest will be calculated on the basis of a 360-day year of twelve 30-day months. We will pay interest on March 1 and September 1 of each year, beginning September 1, 2004, to record holders at the close of business on the preceding February 15 and August 15, as the case may be.

     We will maintain an office in New York, New York, for the payment of interest, which shall initially be an office or agency of the trustee.

DENOMINATIONS, REGISTRATION AND TRANSFER; GLOBAL DEBT SECURITIES

     The notes will be issued:

     - only in fully registered form,

     - without interest coupons, and

     - in denominations of $1,000 and greater multiples of $1,000.

     The notes will be evidenced by one or more global notes which will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., or Cede, as nominee of DTC. The global note and any notes issued in exchange for the global note will be subject to restrictions on transfer and will bear the legend regarding those restrictions set forth under "Notice to Investors." Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee unless one or more of the following events occurs:

     - DTC notifies us that it is unwilling, unable or no longer qualified to continue acting as the depositary for the global note,

     - we, at our option, notify the trustee in writing that we elect to cause the issuance of the notes in certificated form, or

     - an event of default with respect to the notes represented by the global note has occurred and is continuing.

     In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered.

     Unless we elect to cause the issuance of the notes in certificated form, DTC or its nominee will be considered the sole owner and holder of the global note for all purposes and, as a result:

     - you cannot get notes registered in your name if they are represented by the global note,

     - you cannot receive physical certificated notes in exchange for your beneficial interest in the global note,

     - you will not be considered to be the owner or holder of the global note or any note it represents for any purpose, and

     - all payments on the global note will be made to DTC or its nominee.

     We are not required to exchange or register the transfer of:

     - any notes or portion surrendered for conversion; or

     - any notes or portion surrendered for redemption or repurchase by us but not withdrawn.

     The laws of some jurisdictions require that certain kinds of purchasers can only own securities in definitive, certificated form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

     Only institutions, such as a securities broker or dealer, that have accounts with DTC or its nominee (called participants) and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants' interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

     Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC's same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlements in immediately available funds will have on trading activity in those beneficial interests.

     We will make cash payments of principal of, interest on, and the repurchase price of the global note to Cede, the nominee for DTC, as the registered owner of the global note. We will make these payments by wire transfer of immediately available funds on each payment date.

     We have been informed that DTC's practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in street name.

     We understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede's consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

     Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant or participants has or have given such direction.

     DTC has also advised us as follows:

     - DTC is a limited purpose trust company organized under the laws of the State of New York, member of the Federal Reserve System, clearing corporation within the meaning of the Uniform Commercial Code, as amended, and clearing agency registered pursuant to the provisions of
       Section 17A of the Exchange Act,

     - DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants,

     - participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations,

     - certain participants, or their representatives, together with other entities, own DTC, and

     - indirect access to the DTC System is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC's or any participants' records relating to beneficial interests in the global note, including for payments made on the global note. Further, we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

CONVERSION OF NOTES

     Subject to the conditions and during the periods and under the circumstances described below, you may convert your notes into shares of our common stock initially at a conversion rate of 12.4378 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of $80.40 per share of common stock) at any time prior to the close of business on March 1, 2024. The conversion rate and the equivalent conversion price in effect at any given time are referred to as the "applicable conversion rate" and the "applicable conversion price," respectively, and will be subject to adjustment as described below. You may convert fewer than all of your notes so long as the notes converted are an integral multiple of $1,000 principal amount.

     Upon conversion, we may choose to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock, as described below. It is our current intention to satisfy our obligation upon a conversion of the notes (our "conversion obligation") first, in cash, in an amount equal to the principal amount of the notes converted and second, in shares of our common stock, to satisfy the remainder, if any, of our conversion obligation. Our ability to deliver cash at the time of any conversion will be subject to many factors, including the amount of cash we have available to us, whether the agreements then governing our indebtedness would permit such a cash settlement, our then existing cash needs, and other factors.

     Except as otherwise described herein, you will not receive any cash payment representing accrued and unpaid interest upon conversion of a note and we will not adjust the conversion rate to account for the accrued and unpaid interest. If we deliver any common stock to you upon conversion of the notes, we will deliver to you a fixed number of shares of our common stock and a cash payment to account for fractional shares. The cash payment for fractional shares will be based on the closing sale price of our common stock on the trading day immediately prior to the conversion date.

     Delivery of cash, cash and shares of our common stock, or shares of common stock in satisfaction of our conversion obligation will be deemed to satisfy our obligation to pay the principal amount of the notes, including accrued and unpaid interest. Accrued and unpaid interest will be deemed paid in full rather than canceled, extinguished or forfeited. The trustee will initially act as the conversion agent.

     If you convert notes, we will pay any U.S. documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the U.S. tax is due because you request the shares to be issued or delivered to a person other than yourself, in which case you will be responsible for that tax.

     If you wish to exercise your conversion right, you must deliver a conversion notice, together, if the notes are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required, and pay any transfer or similar tax, if required. The conversion agent will, on your behalf, convert the notes into shares of our common stock. You may obtain copies of the required form of the conversion notice from the conversion agent. A certificate for the number of full shares of our common stock into which any notes are converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable, but no later than the fifth business day, following the conversion date.

     If you have already delivered a purchase notice as described under either "-- Purchase of Notes by Us at the Option of the Holder" or "-- Purchase at Option of Holders Upon a Change in Control" with respect to a note, you may not surrender that note for conversion until you have withdrawn the purchase notice in accordance with the indenture.

     Holders of notes at the close of business on a record date will receive payment of interest on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on such record date. If you surrender notes for conversion during the period from the close of business on any regular record date to the opening of business on the immediately following interest payment date, the surrendered notes must be accompanied by payment of an amount equal to the interest that you are to receive on the notes on the next following interest payment date. Notwithstanding the foregoing, no such payment need be made if (1) we have specified a redemption date that is after a record date and on or prior to the immediately following interest payment date, (2) we have specified a purchase date that is during such period whether following a Change in Control (as defined below) or otherwise or (3) any overdue interest exists at the time of conversion with respect to such notes to the extent of such overdue interest.

     You may surrender your notes for conversion into shares of our common stock prior to stated maturity in only the circumstances described below. For a discussion of the federal income tax consequences of a conversion of the notes into our common stock, see "Material United States Federal Tax Considerations."

CONVERSION UPON SATISFACTION OF SALE PRICE CONDITION

     You may surrender any of your notes for conversion into shares of our common stock in a conversion period on any date on or prior to March 1, 2019 if the closing sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the first day of such conversion period was more than 120% of the applicable conversion price.

     You may surrender any of your notes for conversion into shares of our common stock if, on any date after March 1, 2019, the closing sale price of our common stock is more than 120% of the applicable conversion price and, in such event, you may surrender any of your notes for conversion into shares of our common stock at any time thereafter (prior to the earlier of the close of business on March 1, 2024 or the second business day immediately preceding the redemption date for a note).

     We define conversion period in the indenture to be the period from and including the eleventh trading day in a fiscal quarter to, but excluding, the eleventh trading day of the following fiscal quarter.

CONVERSION UPON REDEMPTION

     If we redeem the notes, you may convert your notes into our common stock at any time prior to the close of business on the second business day immediately preceding the redemption date, even if the notes are not otherwise convertible at such time.

CONVERSION UPON SPECIFIED CORPORATE TRANSACTIONS

     If we elect to:

     - distribute to all or substantially all holders of our common stock rights, options or warrants entitling them to purchase shares of our common stock at less than the closing sale price of a share of our common stock on the trading day immediately preceding the declaration date for such distribution; or

     - distribute to all or substantially all holders of our common stock assets, debt securities or capital stock, which distribution has a per share value as determined by our board of directors exceeding 10% of the closing sale price of a share of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify you at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, you may surrender your notes for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time; provided, however, that you may not exercise this right to convert if you may participate in the distribution without conversion. The "ex-dividend date" is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant dividend from the seller of the common stock to its buyer.

     In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash or property other than securities, you may surrender notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual effective date of such transaction. If we engage in certain reclassifications of our common stock or are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a note into our common stock will be changed into a right to convert a note into the kind and amount of cash, securities or other property that you would have received if you had converted your notes immediately prior to the transaction. If we engage in any transaction described in the preceding sentence, the conversion rate will not be adjusted. If the transaction also constitutes a Change in Control, as defined below, you can require us to purchase all or a portion of your notes as described below under "-- Purchase at Option of Holders Upon a Change in Control."

CONVERSION UPON CREDIT RATINGS EVENT

     You may convert notes into our common stock during any period in which the credit rating assigned to the notes by Moody's Investors Service, Inc. ("Moody's") is Caa2 or lower and by Standard & Poor's Ratings Services ("Standard & Poor's") is CCC or lower, or neither Moody's (or its successors) nor Standard & Poor's (or its successors) continue to rate the notes.

CONVERSION UPON CERTAIN TRADING PRICES OF THE NOTES

     You also may surrender any of your notes for conversion into shares of our common stock for the five business-day period after any five consecutive trading-day period in which the average trading prices for the notes for such five trading-day period were less than 97% of the average conversion value (as defined below) for the notes during that period; provided, however, if at the time of the conversion, the closing sale price of shares of our common stock is greater than the then current conversion price of the notes and less than or equal to 120% of the then current conversion price of the notes and the notes are not otherwise convertible you will receive, at our option, cash, common stock or a combination of cash and common stock with a value equal to the principal amount of your notes on such conversion date. If we elect to pay you in cash or in a combination of cash and common stock, our common stock will be valued at 100% of the average closing sale price for the five trading days ending on the third trading day preceding the conversion date.

     We define conversion value in the indenture to be equal to the product of the closing sale price of our shares of common stock on a given day multiplied by the applicable conversion rate, which is the number of shares of common stock into which each note is convertible.

PAYMENT UPON CONVERSION

     1. CONVERSION ON OR PRIOR TO THE FINAL NOTICE DATE. In the event that we receive your notice of conversion on or prior to the day that is 20 days prior to maturity (the "final notice date"), the following procedures will apply: if we choose to satisfy all or any portion of our conversion obligation in cash, we will notify you through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is two business days following receipt of your notice of conversion ("cash settlement notice period"). If we timely elect to pay cash for any portion of the shares otherwise issuable to you, you may retract the conversion notice at any time during the two business day period beginning on the day after the final day of the cash settlement notice period ("conversion retraction period"); no such retraction can be made (and a conversion notice shall be irrevocable) if we do not elect to deliver cash in lieu of shares (other than cash in lieu of fractional shares). If the conversion notice has not been retracted, then settlement (in cash and/or shares) will occur on the business day following the final day of the ten New York Stock Exchange trading-day period beginning on the day after the final day of the conversion retraction period (the "cash settlement averaging period"). Settlement amounts will be computed as follows:

     - If we elect to satisfy the entire conversion obligation in shares, we will deliver to you a number of shares equal to (1) the aggregate principal amount of notes to be converted divided by 1,000, multiplied by
       (2) the conversion rate.

     - If we elect to satisfy the entire conversion obligation in cash, we will deliver to you cash in an amount equal to the product of:

         - a number equal to (1) the aggregate principal amount of notes to be converted divided by 1,000, multiplied by (2) the conversion rate; and

         - the average closing price of our common stock during the cash settlement averaging period.

     - If we elect to satisfy a fixed portion (other than 100%) of the conversion obligation in cash, we will deliver to you such cash amount ("cash amount") and a number of shares equal to the greater of (1) zero and (2) the excess, if any, of (A) the number of shares equal to (i) the aggregate principal amount of notes to be converted divided by 1,000, multiplied by (ii) the conversion rate over (B) the number of shares equal to the sum, for each day of the cash settlement averaging period, of (x) 10% of the cash amount, divided by (y) the closing price of our common stock on such day.

In addition, we will pay cash for all fractional shares of common stock as described above under "-- Conversion of Notes."

     2. CONVERSION AFTER THE FINAL NOTICE DATE. In the event that we receive your notice of conversion after the final notice date and we choose to satisfy all or any portion of the conversion obligation in cash, we will have notified you through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the final notice date. Settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under "-- Conversion on or Prior to the Final Notice Date" except that the "cash settlement averaging period" shall be the ten New York Stock Exchange trading-day period beginning on the day after receipt of your notice of conversion (or in the event we receive your notice of conversion on the business day prior to the maturity date, the ten New York Stock Exchange trading-day period beginning on the day after the maturity date). Settlement (in cash and/or shares) will occur on the business day following the final day of such cash settlement averaging period.

CONVERSION RATE ADJUSTMENTS

     The conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

     1. STOCK DIVIDENDS, STOCK SPLITS AND COMBINATIONS. If we, at any time or from time to time after the issue date of the notes:

     - pay a dividend or make a distribution on our common stock, payable exclusively in shares of our common stock or our other capital stock;

     - subdivide or split the outstanding shares of our common stock;

     - combine or reclassify the outstanding shares of our common stock into a smaller number of shares; or

     - issue by reclassification of the shares of our common stock any shares of our capital stock,

the conversion rate in effect immediately before the close of business on the record date or effective date for the dividend, split, combination or reclassification shall be adjusted so that the holder of any notes thereafter surrendered for conversion shall be entitled to receive the number of shares of common stock that such holder would have owned or been entitled to receive after such dividend, split, combination or reclassification had such notes been converted immediately prior to the record or effective date.

     2. ISSUANCE OF RIGHTS OR WARRANTS. If we, at any time or from time to time after the issue date of the notes, issue to all or substantially all holders of our common stock rights or warrants that allow the holders to purchase shares of our common stock at less than the market price on the record date for the determination of shareholders entitled to receive the rights or warrants, the conversion rate in effect immediately after such record date shall be adjusted by multiplying such conversion rate by a fraction:

     - the numerator of which shall be the number of shares of common stock outstanding on such record date plus the number of shares of common stock offered for subscription or purchase, and

     - the denominator of which shall be the number of shares of common stock outstanding on such record date plus the number of shares that the aggregate offering price of the shares so offered would purchase at the market price of the common stock.

     3. DISTRIBUTION OF INDEBTEDNESS, SECURITIES OR ASSETS. If we distribute to all or substantially all holders of our common stock, whether by dividend or in a merger, amalgamation or consolidation or otherwise, evidences of indebtedness, shares of capital stock of any class or series, other securities, cash or assets (other than common stock, rights or warrants referred to in paragraphs (1) and (2) above, a dividend payable exclusively in cash, shares of capital stock or similar equity interests in the case of a spin-off, as described in the second succeeding paragraph, and other than any dividend or distribution paid exclusively in cash described in paragraph (4) below), and if these distributions, aggregated on a rolling 12-month basis, have a per share value exceeding 10% of the market price of our common stock on the trading day immediately preceding the declaration of the distribution, the conversion rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be increased by dividing the conversion rate by a fraction:

     - the numerator of which is the current market price of our common stock and

     - the denominator of which is the current market price of our common stock plus the fair market value, as determined by our board of directors, whose determination in good faith will be conclusive, of the portion of those evidences of indebtedness, shares of capital stock, other securities, cash and assets so distributed applicable to one share of common stock.

     This adjustment will be made successively whenever any such event occurs. For purposes of this paragraph, current market price of our common stock means the average of the closing sale prices of our common stock for the first ten New York Stock Exchange trading days from, and including, the first day that the common stock trades "ex-distribution."

     In respect of a dividend or other distribution of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit, which we refer to as a spin-off, the conversion rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be increased by dividing the conversion rate by a fraction:

     - the numerator of which is the current market price of our common stock and

     - the denominator of which is the current market price of our common stock plus the fair market value, determined as described below, of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock.

     The adjustment to the conversion rate under the preceding paragraph will occur at the earlier of:

     - the tenth New York Stock Exchange trading day from, and including, the effective date of the spin-off and

     - the date of the initial public offering of the securities being distributed in the spin-off, if that initial public offering is effected simultaneously with the spin-off.

     For purposes of this section, "initial public offering" means the first time securities of the same class or type as the securities being distributed in the spin-off are bona fide offered to the public for cash.

     In the event of a spin-off that is not effected simultaneously with an initial public offering of the securities being distributed in the spin-off, the fair market value of the securities to be distributed to holders of our common stock means the average of the closing sale prices of those securities over the first ten New York Stock Exchange trading days after the effective date of the spin-off. Also, for purposes of a spin-off, the current market price of our common stock means the average of the closing sale prices of our common stock over the first ten New York Stock Exchange trading days after the effective date of the spin-off.

     If, however, an initial public offering of the securities being distributed in the spin-off is to be effected simultaneously with the spin-off, the fair market value of the securities being distributed in the spin-off means the initial public offering price, while the current market price of our common stock means the sale price of our common stock on the trading day on which the initial public offering price of the securities being distributed in the spin-off is determined.

     Notwithstanding the foregoing, in cases where (a) the fair market value per share of common stock of the assets, debt securities or rights or warrants to purchase our securities distributed to shareholders equals or exceeds the market price of our common stock on the record date for the determination of shareholders entitled to receive such distribution, or (b) the market price of our common stock on the record date for determining the shareholders entitled to receive the distribution exceeds the fair market value per share of common stock of the assets, debt securities or rights or warrants so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion rate, you will be entitled to receive upon conversion, in addition to the shares of our common stock, the kind and amount of assets, debt securities or rights or warrants comprising the distribution that you would have received if you had converted your notes immediately prior to the record date for determining the shareholders entitled to receive the distribution.

     4. CASH DISTRIBUTIONS. If we make a distribution during any of our semi-annual interest payment periods commencing on the issue date (i.e., March 1 through August 31 and September 1 through February 28 or 29, as the case may
be), consisting exclusively of cash to all or substantially all holders of outstanding shares of common stock, the conversion rate will be adjusted by dividing the conversion rate by a fraction:

     - the numerator of which will be the current market price of our common stock and

     - the denominator of which is the current market price of our common stock plus the amount per share of such dividend or distribution.

     This adjustment will be made as of the March 1 or September 1, as the case may be, immediately following the applicable interest payment period and will be made successively whenever any such event occurs. For purposes of this paragraph, current market price of our common stock means the average of the closing sale prices of our common stock for the first ten New York Stock Exchange trading days from, and including, the first day that the common stock trades "ex-distribution."

     Notwithstanding the foregoing, in the event of an adjustment pursuant to paragraphs (3) and (4) above, the "maximum conversion rate" will equal 18.6567, subject to adjustment pursuant to paragraphs (1) and (2) above.

     In addition to these adjustments, we may increase the conversion rate as our board of directors considers advisable to avoid or diminish any income tax to holders of our common stock or rights to purchase our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes such a determination, it will be conclusive. We will give you at least 15 days' notice of such an increase in the conversion rate.

     As used in this prospectus supplement, "market price" means the average of the closing sale prices per share of our common stock for the 20 trading-day period ending on the applicable date of determination (if the applicable date of determination is a trading day or, if not, then on the last trading day prior to the applicable date of determination), appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days during the 20 trading-day period and ending on the applicable date of determination, of any event that would result in an adjustment of the conversion rate under the indenture.

     No adjustment to the conversion rate or your ability to convert will be made if you otherwise participate in the distribution without conversion or in certain other cases.

     The applicable conversion rate will not be adjusted:

     - upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

     - upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

     - upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued, including our existing 2.5% convertible senior notes due 2023;

     - for a change in the par value of the common stock; or

     - for accrued and unpaid interest and liquidated damages, if any.

     You will receive, upon conversion of your notes, in addition to common stock, the rights under any stockholder rights plan we may adopt, whether or not the rights have separated from the common stock at the time of conversion unless, prior to conversion, the rights have expired, terminated or been redeemed or exchanged.

     No adjustment in the applicable conversion price will be required unless the adjustment would require an increase or decrease of at least 1% of the applicable conversion price. If the adjustment is not made because the adjustment does not change the applicable conversion price by more than

1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment.

PURCHASE OF NOTES BY US AT THE OPTION OF THE HOLDER

     You have the right to require us to purchase the notes on March 1, 2011, March 1, 2016 and March 1, 2021 (each, a "purchase date"). We will be required to purchase any outstanding notes for which you deliver a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant purchase date until the close of business on the fifth business day prior to the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related notes. Our purchase obligation will be subject to some additional conditions as described in the indenture. Also, as described in the "Risk Factors" section of this prospectus supplement under the caption "Risk
Factors -- Risks Relating to the Notes," we may not have funds sufficient to purchase the notes when we are required to do so. Our failure to purchase the notes when we are required to do so will constitute an event of default under the indenture with respect to the notes.

     The purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest and liquidated damages, if any, to such purchase date. Any note purchased on the March 1, 2011 purchase date will be paid for in cash. Any note purchased on the March 1, 2016 or March 1, 2021 purchase date may be paid for, at our option, in cash, common stock or a combination of cash and common stock; provided that we may elect to terminate our right to pay common stock, in whole or in part, for any note at any time in our sole discretion. If we elect to pay you in common stock or a combination of cash and common stock, our common stock will be valued at 95% of the average closing sale price for the five trading days ending on the third trading day preceding the applicable purchase date.

     On or before the 20th business day prior to each purchase date, we will provide to the trustee, the paying agent and to all holders of the notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

     - the purchase price and whether the purchase price will be paid in cash, common stock or a combination thereof;

     - the name and address of the paying agent and the conversion agent; and

     - the procedures that holders must follow to require us to purchase their notes.

     A notice electing to require us to purchase your notes must state:

     - if certificated notes have been issued, the certificate numbers of the notes;

     - the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

     - that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

     If the notes are not in certificated form, your notice must comply with appropriate DTC procedures.

     No notes may be purchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the purchase price of the notes.

     You may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

     - the principal amount of the withdrawn notes;

     - if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

     - the principal amount, if any, that remains subject to the purchase notice.

     If the notes are not in certificated form, your notice must comply with appropriate DTC procedures.

     You must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the purchase price of the notes on the business day following the purchase date, then:

     - the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

     - all other rights of the holder will terminate (other than the right to receive the purchase price upon delivery or transfer of the notes).

PURCHASE AT OPTION OF HOLDERS UPON A CHANGE IN CONTROL

     If a Change in Control (as defined below in this section) occurs, you will have the right, at your option, to require us to purchase for cash any or all of your notes, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The cash price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest and liquidated damages, if any, to the purchase date.

     A "Change in Control" will be deemed to have occurred after the notes are originally issued at the time any of the following occurs:

     (1) a "person" or "group" within the meaning of Section 13(d) of the Securities Exchange Act of 1934, other than us, our subsidiaries, or our or their employee benefit plans or Mr. Paul Montrone, Mr. Paul Meister, and individuals who are officers, directors, employees and other members of management of Fisher as of the date of issuance of the notes, as well as their family members, relatives and certain other affiliates, files a Schedule TO or any schedule, form or report under the Securities Exchange Act of 1934 disclosing that such person or group has become the direct or indirect ultimate "beneficial owner," as defined in Rule 13d-3 under the Securities Exchange Act of 1934, of our common equity representing more than 50% of the voting power of our common equity entitled to vote generally in the election of directors;

     (2) consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one or more of our subsidiaries; provided, however, that a transaction where the holders of our common equity immediately prior to such transaction have, directly or indirectly, more than 50% of the aggregate voting power of all classes of common equity of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a Change in Control; or

     (3) continuing directors (as defined below in this section) cease to constitute at least a majority of our board of directors.

     A Change in Control will not be deemed to have occurred in respect of any of the foregoing, however, if either:

     (1) the closing sale price of our common stock for any five trading days within the ten consecutive trading days ending immediately before the later of the Change in Control or the public announcement thereof, equals or exceeds 105% of the conversion price of the notes in effect immediately before the Change in Control or the public announcement thereof; or

     (2) at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the Change in Control consists of shares of capital stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with a Change in Control (these securities being referred to as "publicly traded securities") and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares.

     For purposes of the above paragraph, the term capital stock of any person means any and all shares (including ordinary shares or American Depositary Shares), interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

     "CONTINUING DIRECTOR" means a director who either was a member of our board of directors on the date of this prospectus supplement or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our stockholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as nominee for director.

     On or before the 30th day after the occurrence of a Change in Control, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the Change in Control and of the resulting purchase right. Such notice shall state, among other things:

     - the events causing the Change in Control;

     - the date of the Change in Control;

     - the last date on which a holder may exercise the purchase right;

     - the Change in Control purchase price;

     - the Change in Control purchase date;

     - the name and address of the paying agent and the conversion agent;

     - the conversion rate and any adjustments to the conversion rate;

     - the notes with respect to which a Change in Control purchase notice has been given by the holder may be converted only if the holder withdraws the Change in Control purchase notice in accordance with the terms of the indenture; and

     - the procedures that holders must follow to require us to purchase their notes.

     To exercise the purchase right, you must deliver, on or before the 35th day after the date of our notice of a Change in Control, subject to extension to comply with applicable law, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled

"Form of Change in Control Purchase Notice" duly completed, to the paying agent. Your purchase notice must state:

     - if certificated, the certificate numbers of your notes to be delivered for purchase;

     - the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple thereof; and

     - that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

     If the notes are not in certificated form, your notice must comply with appropriate DTC procedures.

     You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the Change in Control purchase date. The notice of withdrawal must state:

     - the principal amount of the withdrawn notes;

     - if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

     - the principal amount, if any, which remains subject to the purchase notice.

     If the notes are not in certificated form, your notice must comply with appropriate DTC procedures.

     We will be required to purchase the notes no later than 35 business days after the date of our notice of the occurrence of the relevant Change in Control, subject to extension to comply with applicable law. You will receive payment of the Change in Control purchase price promptly following the later of the Change in Control purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the Change in Control purchase price of the notes on the business day following the Change in Control purchase date, then:

     - the notes will cease to be outstanding and interest and liquidated damages, if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

     - all other rights of the holder will terminate (other than the right to receive the Change in Control purchase price upon delivery or transfer of the notes).

     The rights of the holders to require us to purchase their notes upon a Change in Control could discourage a potential acquirer of Fisher. The Change in Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change in Control purchase feature is a standard term contained in other offerings of debt securities similar to the notes that have been marketed by the underwriters. The terms of the Change in Control purchase feature resulted from negotiations between the underwriters and us.

     The term Change in Control is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a Change in Control may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

     No notes may be purchased at the option of holders upon a Change in Control if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the Change in Control purchase price of the notes.

     The definition of Change in Control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

     If a Change in Control were to occur, we may not have enough funds to pay the Change in Control purchase price. Our failure to purchase the notes when required following a Change in Control will constitute an event of default under the indenture with respect to the notes. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

REDEMPTION

     Prior to March 1, 2011, we may not redeem the notes. Beginning March 2, 2011, we may redeem for cash all or part of the notes at any time, upon not less than 30 nor more than 60 days' notice before the redemption date by mail to the trustee, the paying agent and each holder of notes, for a price equal to 100% of the principal amount of the notes to be redeemed plus any accrued and unpaid interest and liquidated damages, if any, to, but not including, the redemption date.

     If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by a method the trustee considers fair and appropriate.

     If the trustee selects a portion of your note for partial redemption and you convert a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.

     In the event of any redemption in part, we will not be required to:

     - issue, register the transfer of or exchange any note during a period of 15 days before the mailing of the redemption notice; or

     - register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

RANKING

     The notes will be subordinated to all of our existing and future senior indebtedness, including (1) all of the indebtedness under our credit facility as it may be amended, supplemented or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid or extended from time to time, including to increase the amount of available borrowings thereunder or to add additional subsidiaries as borrowers or guarantors, and (2) our 2.5% convertible senior notes due 2023. The notes will rank pari passu with all of our existing and future senior subordinated indebtedness, including (1) our 8 1/8% senior subordinated notes due 2012 and any other notes that may be issued in the future pursuant to the indenture under which such notes have been issued, and (2) our 8% senior subordinated notes due 2013 and any other notes that may be issued in the future pursuant to the indenture under which such notes have been issued. The specific terms of the subordination of the notes are described under "Description of the Debt Securities -- Subordination under the Subordinated Indenture" in the accompanying prospectus. The notes are unsecured and are effectively subordinated to any secured indebtedness to the extent of the value of the assets securing such indebtedness and to any indebtedness of our subsidiaries to the extent of the assets of those subsidiaries.

     We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the notes. The trustee's claims for these payments will generally be senior to those of holders of notes in respect of all funds collected or held by the trustee.

PROHIBITION ON INCURRENCE OF SENIOR SUBORDINATED DEBT

     We will not incur or suffer to exist any indebtedness that is senior in right of payment to the notes and subordinate in right of payment to any other Indebtedness of ours.

SUBSIDIARIES

     The notes are our exclusive obligation. Our cash flow and our ability to service our indebtedness, including the notes, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries will not guarantee the notes or have any obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations. Our right to receive any assets of any subsidiary upon its liquidation or reorganization, and, therefore, our right to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. Our material domestic subsidiaries have guaranteed our senior bank debt.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     The indenture provides that we will not consolidate with or merge into any other person or convey, transfer or lease our assets substantially as an entirety to any person, and no person may consolidate with or merge into us, unless:

     - we will be the surviving company in any merger or consolidation,

     - if we consolidate with or merge into another person or convey or transfer our properties and assets substantially as an entirety to any person, the successor corporation is organized under the laws of the United States of America or any state thereof or the District of Columbia, and the successor entity expressly assumes our obligations relating to the debt securities,

     - immediately after giving effect to the consolidation, merger, conveyance or transfer, there exists no event of default, and no event which, after notice or lapse of time or both, would become an event of default, and

     - other conditions described in the indenture are met.

     Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the assets of a person.

EVENTS OF DEFAULT

     The following will be events of default under the indenture:

     - failure to pay any interest when due, continued for 30 days;

     - failure to pay principal or premium, if any, when due;

     - failure to make any payment at maturity on any indebtedness in an amount in excess of $25 million in the aggregate for all such indebtedness and such amount has not been paid or discharged within 30 days after notice is given in accordance with the indenture governing such indebtedness;

     - a default by us on any indebtedness that results in the acceleration of any such indebtedness in an amount in excess of $25 million in the aggregate for all such indebtedness, without this indebtedness being discharged or the acceleration being rescinded or annulled for 30 days after notice is given in accordance with the indenture governing such indebtedness;

     - failure to pay the repurchase price when required to do so in connection with holders' exercise of their option to require us to repurchase their notes;

     - failure to deliver shares of common stock within ten days after such common stock is required to be delivered upon conversion of a note as provided in the indenture;

     - breach of or failure to perform any other covenant or agreement in the indenture applicable to the notes, continued for 60 days after written notice by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding; and

     - specific events relating to our or any of our significant subsidiaries' bankruptcy, insolvency or reorganization.

EFFECT OF AN EVENT OF DEFAULT

     If an event of default exists (other than an event of default in the case of certain events of bankruptcy), the trustee or the holders of not less than 25% in principal amount of a series of outstanding debt securities may declare the principal amount, or, if the debt securities are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series, of the debt securities of that series to be due and payable immediately, by a notice in writing to us, and to the trustee if given by holders. Upon that declaration the principal (or specified) amount will become immediately due and payable. However, at any time after a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of not less than a majority in principal amount of a series of outstanding debt securities may, subject to conditions specified in the indenture, rescind and annul that declaration.

     In an event of default in the case certain events of bankruptcy exist, the principal amount of all debt securities outstanding under the indentures shall automatically, and without any declaration or other action on the part of the trustee or any holder of such outstanding debt, become immediately due and payable.

     Subject to the provisions of the indentures relating to the duties of the trustee, if an event of default then exists, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at your request, order or direction, unless you have offered to the trustee reasonable security or indemnity. Subject to the provisions for the security or indemnification of the trustee, the holders of a majority in principal amount of a series of outstanding debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee in connection with the debt securities of that series.

     The Trust Indenture Act of 1939 and each indenture provide that the trustee will, within 90 days after the occurrence of a default in respect of any series of debt securities, give to the holders of that series written notice of all uncured and unwaived defaults known to it; provided that, except in the case of default in the payment of the principal of, premium on, if any, or interest on any of the debt securities of that series, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of that series.

"Default" means any event that is, or after notice or passage of time or both would be, an event of default with respect to debt securities of such series.

     No holder of notes then outstanding may institute any suit, action or proceeding with respect to, or otherwise attempt to enforce, the indenture, unless:

     - the holder has given to the trustee written notice of the occurrence and continuance of a default;

     - the holders of not less than 25% of the aggregate principal amount then outstanding of the notes have made a written request to the trustee to institute the suit, action or proceeding and have offered to the trustee the reasonable indemnity it may require; and

     - the trustee for 60 days after its receipt of the notice, request and offer of indemnity has neglected or refused to institute the requested action, suit or proceeding.

     The right of each holder of notes to receive payment of the principal of, premium, if any, or interest on the notes on or after the respective due dates and the right to institute suit for enforcement of any payment obligation may not be impaired or affected without the consent of that holder.

     In determining whether the holders of the requisite aggregate principal amount of the notes outstanding have given any request, demand, authorization or consent under the indenture, the principal amount of notes that will be deemed to be outstanding will be the amount of the principal of the notes that would be due and payable as of the date of the determination upon a declaration of acceleration of the maturity of the notes.

     We will be required to furnish to the trustee annually a statement as to the fulfillment of all of our obligations under the indenture.

DEFEASANCE AND COVENANT DEFEASANCE

     The indenture provides that we may discharge all of our obligations in respect of the notes (other than our obligations in respect of conversion of the notes into common stock and except for obligations to register the transfer or exchange of notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold moneys for payment in trust) in the manner described under "Description of the Debt Securities -- Defeasance and Covenant Defeasance" in the accompanying prospectus.

MODIFICATION AND WAIVER

     We and the trustee will have the right to enter into supplemental indentures to modify and amend the indenture as described under "Description of the Debt Securities -- Modification and Waiver" in the accompanying prospectus.

     We have the unilateral right at any time to eliminate our option to use our stock to satisfy certain obligations arising with respect to the notes in situations where we currently have the right to elect to satisfy such obligation in cash or our stock. In particular, and without limitation, we have the unilateral right to eliminate our ability to satisfy the principal amount of the notes in stock upon the conversion of the notes or upon a holder's exercise of its right to require us to redeem the notes at particular dates or upon a change of control.

     In addition to the restrictions set forth in the accompanying prospectus, no modification or amendment may, without the consent of the holder of each outstanding note:

     - change the terms applicable to redemption or repurchase in a manner adverse to the holder; or

     - make any change that adversely affects the right to convert the notes, or decrease the conversion rate with respect to the notes.

GOVERNING LAW

     The laws of the State of New York will govern the indenture and the notes.

INFORMATION CONCERNING THE TRUSTEE

     We will appoint J.P. Morgan Trust Company, N.A. as trustee under the indenture, as paying agent, conversion agent, registrar and custodian with regard to the notes. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

                          DESCRIPTION OF CAPITAL STOCK

     We are currently authorized by our Restated Certificate of Incorporation, as amended, to issue an aggregate of 515,000,000 shares of capital stock. These shares consist of 500,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), of which 4,182,375 shares are designated as Non-Voting Common Stock, 9,000,000 shares are designated as Series B Non-Voting Common Stock and 15,000,000 shares of Preferred Stock, par value $.01 per share.

     As of December 31, 2003:

     - 62,788,845 shares of voting Common Stock are held by 111 stockholders of record;

     - warrants to purchase 1,653,585 shares of voting Common Stock are issued and outstanding; and

     - options to purchase an aggregate of 11,026,559 shares of voting Common Stock are issued and outstanding.

     We have no shares of Non-Voting Common Stock, of Series B Non-Voting Common Stock or Preferred Stock outstanding.

     For a description of our capital stock, see "Description of Capital Stock" in the accompanying prospectus.

               MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following is a general discussion of material United States federal income, and certain United States federal estate, tax considerations relating to the acquisition, ownership and disposition of the notes and common stock received in exchange therefor. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion only addresses tax considerations for beneficial owners of the notes that acquire the notes in this offering at the initial offering price and that hold the notes and common stock received in exchange therefor as "capital assets," within the meaning of the Code. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to specific beneficial owners of the notes and common stock in light of their particular circumstances or to beneficial owners of the notes and common stock subject to special treatment under U.S. federal income tax laws (such as banks, insurance companies, tax-exempt entities, retirement plans, dealers in securities, brokers, expatriates, partnerships, other pass-through entities, persons who hold their notes or common stock as part of a straddle, hedge, conversion transaction or other integrated investment, persons whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax or persons deemed to sell the notes or common stock under the constructive sale provisions of the Code). This discussion does not address any other U.S. federal tax considerations (such as gift tax considerations) or any U.S. state and local or non-U.S. tax considerations relating to the acquisition, ownership and disposition of the notes or common stock.

     As used in this discussion, the term "U.S. Holder" means a beneficial owner of a note or common stock that is a U.S. person and is not a partnership for U.S. federal income tax purposes. A U.S. person means a person that is, for U.S. federal income tax purposes:

     - an individual who is a citizen or resident of the U.S.;

     - a corporation or partnership created or organized in or under the laws of the U.S. or of any State or political subdivision thereof or therein, including the District of Columbia (other than a partnership that is not treated as a U.S. person under applicable Treasury regulations);

     - an estate the income of which is subject to U.S. federal income tax regardless of the source thereof; or

     - a trust with respect to which a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 19, 1996 and were treated as domestic trusts on that date.

     The term "non-U.S. Holder" means a beneficial owner of a note or common stock that is neither a U.S. person nor a partnership for U.S. federal income tax purposes.

     PROSPECTIVE BENEFICIAL OWNERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS FOR THEM RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES AND COMMON STOCK RECEIVED IN EXCHANGE THEREFOR, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE OR LOCAL TAX LAWS OR NON-U.S. TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

U.S. HOLDERS

     The following is a general discussion of certain U.S. federal income tax considerations relating to the acquisition, ownership and disposition of the notes and common stock received in exchange therefor by a U.S. Holder.

REPAYMENT OF NOTES IN COMMON STOCK

     Fisher may choose to use common stock to satisfy its obligation to redeem the notes at the option of the U.S. Holder in certain circumstances (see "Description of Notes -- Purchase of Notes by Us at the Option of the Holder"). According to Treasury regulations, the possibility that any "contingent" payment (such as a payment in the form of common stock) will be made will not affect the amount or timing of interest income a U.S. Holder will recognize if there is only a remote likelihood as of the date the notes are issued that such payment will be made. Fisher intends to take the position for U.S. federal income tax purposes that the likelihood that it will make any such contingent payment is remote. Therefore, the possibility of such contingent payment should not affect the amount or timing of income a U.S. Holder will recognize unless the U.S. Holder actually becomes entitled to such contingent payment. Fisher's determination that the contingency is remote is binding on a U.S. Holder unless such U.S. Holder discloses a contrary position in the manner required by applicable Treasury regulations. Fisher's determination is not, however, binding on the Internal Revenue Service ("IRS"), and if the IRS were to challenge Fisher's determination, a U.S. Holder might be required to accrue income on the notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingency. In the event such contingent payment actually occurs, it would affect the amount and timing of the income that a U.S. Holder will recognize. The discussion below assumes that Fisher's determination that the contingency is remote is correct.

PAYMENT OF INTEREST

     In general, interest paid or payable on a note will be taxable to a U.S. Holder as ordinary interest income at the time it is received or accrued, in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes.

SALE, EXCHANGE OR REDEMPTION OF THE NOTES

     Upon the sale, exchange or redemption (other than a conversion or redemption for stock or a combination of stock and cash) of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest, which will be taxable as ordinary income to the extent not previously included in income) and (2) such holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note to such holder. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period of the note is more than one year at the time of sale, exchange or redemption. Long-term capital gains of non-corporate taxpayers are generally taxed at a reduced maximum marginal tax rate. The deductibility of capital losses is subject to limitations.

CONVERSION OR REDEMPTION OF THE NOTES FOR STOCK OR A COMBINATION OF STOCK AND
CASH

     If a U.S. Holder converts or redeems its notes and receives solely common stock (plus cash in lieu of a fractional share of common stock), the U.S. Holder generally will not recognize any income, gain or loss upon conversion or redemption of the note except with respect to cash received in lieu of a fractional share of common stock. A U.S. Holder's tax basis in the common stock received on conversion or redemption of a note will be the same as such holder's adjusted tax basis in the note at the time of conversion or redemption (reduced by any basis allocable to a fractional share interest), and the holding period for the common stock received on conversion or redemption should generally include the holding period of the note converted or redeemed.

     Cash received in lieu of a fractional share of common stock upon conversion or redemption will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the U.S. Holder's adjusted tax basis in the fractional share).

     If a U.S. Holder converts or redeems its notes and receives a combination of cash and common stock (and such cash is not merely received in lieu of a fractional share of common stock), the tax treatment to the U.S. Holder is uncertain. The U.S. Holder may be required to recognize gain in an amount equal to the lesser of (1) the cash payment (reduced for the portion of the payment which is attributable to accrued and unpaid interest) or (2) the excess of the fair market value of the common stock and cash payment (less the amount attributable to accrued and unpaid interest) received in the conversion or redemption over the U.S. Holder's adjusted tax basis in the note at the time of conversion or redemption. No loss would be recognized on the conversion or redemption. The U.S. Holder's tax basis in the common stock received would be the same as the U.S. Holder's tax basis in the note, increased by the amount of gain recognized, if any, and reduced by the amount of the cash payment (less any amount attributable to accrued and unpaid interest). Cash received in lieu of a fractional share of common stock would be treated in the manner described above. Alternatively, the receipt of stock and cash may be treated as a part conversion/part sale transaction. In such case, the cash payment would be treated as proceeds from a sale of a portion of the note, as described above under "-- Sale, Exchange or Redemption of the Notes," and stock would be treated as received upon conversion or redemption of a portion of the note, as described above in the second preceding paragraph. A U.S. Holder's tax basis in the note would be allocated pro rata between the common stock received (including any fractional share treated as received) and the portion of the note that is treated as sold for cash based upon the relative values of the common stock received and the cash payment. The holding period of the common stock received upon conversion or redemption will include the holding period of the note converted or redeemed.

     U.S. Holders should consult their tax advisors regarding the proper treatment to them of the receipt of a combination of cash and common stock upon a conversion or redemption.

DISTRIBUTIONS ON COMMON STOCK

     Distributions, if any, made on Fisher's common stock after a conversion or redemption generally will be included in the income of a U.S. Holder as ordinary dividend income to the extent of Fisher's current and accumulated earnings and profits. Distributions in excess of Fisher's current and accumulated earnings and profits will be treated as a return of capital to the extent of the U.S. Holder's basis in the common stock and thereafter as capital gain. A dividend distribution to a corporate U.S. Holder may qualify for a dividends received deduction, and such a distribution to a non-corporate U.S. Holder on or before December 31, 2008 will generally be taxed at a reduced maximum marginal tax rate.

ADJUSTMENT OF CONVERSION PRICE

     Holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to have received distributions of stock if the conversion price of such instruments is adjusted. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive distribution of stock. Certain of the possible adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to our stockholders) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. Holders of notes will be deemed to have received constructive distributions taxable as dividends to the extent of Fisher's current and accumulated earnings and profits even though they have not received any cash or property as a result of such adjustments. In certain circumstances, the failure to provide for such an adjustment may result in taxable dividend income to the U.S. Holders of common stock. Generally, a U.S. Holder's tax basis in a note will be increased to the extent any such constructive distribution is treated as a dividend. Moreover, if there is an adjustment (or a failure to make an adjustment) to the conversion rate of the notes that increases the proportionate interest of the holders of outstanding common stock in Fisher's assets or earnings and profits, then such increase in the proportionate interest of the holders of the common stock generally will be treated as a constructive distribution to such holders, taxable as described above.

SALE, EXCHANGE OR OTHER TAXABLE DISPOSITION OF COMMON STOCK

     Upon the sale, exchange or other taxable disposition of common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon such sale, exchange or disposition and (2) such U.S. Holder's adjusted tax basis in the common stock. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder's holding period in the common stock is more than one year at the time of such sale, exchange or disposition. Long-term capital gains of non-corporate taxpayers are generally taxed at a reduced maximum marginal tax rate. A U.S. Holder's tax basis and holding period in common stock received upon conversion or redemption of a note are determined as discussed above under "-- Conversion or Redemption of the Notes for Common Stock or a Combination of Cash and Common Stock." The deductibility of capital losses is subject to limitations.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, payments made on the notes or common stock and proceeds from the sale or other disposition of the notes or common stock may be subject to backup withholding. In general, backup withholding will apply to a non-corporate U.S. Holder if such U.S. Holder:

     - fails to furnish, under penalties of perjury, its Taxpayer Identification Number, or TIN (which for an individual is the holder's Social Security number);

     - furnishes an incorrect TIN;

     - is notified by the IRS that it has failed to properly report payments of interest and dividends; or

     - under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and is a U.S. person and has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, or otherwise fails to comply with applicable requirements of the backup withholding rules.

     Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder generally will be allowed as a refund or a credit against such U.S. Holder's U.S. federal income tax liability, provided that the required procedures are followed.

     A U.S. Holder will also be subject to information reporting with respect to payments on the notes or common stock and proceeds from the sale or other disposition of the notes or common stock, unless such U.S. Holder is a corporation or other exempt recipient and appropriately establishes that exemption.

NON-U.S. HOLDERS

     The following is a general discussion of certain U.S. federal income and estate tax considerations relating to the acquisition, ownership and disposition of the notes and common stock by a Non-U.S. Holder. As noted above under "-- U.S. Holders -- Repayment of Notes in Common

Stock," Fisher intends to take the position for U.S. federal income tax purposes that the likelihood that it will use common stock to satisfy its obligation to redeem the notes at the option of the holder is remote, and the discussion below assumes that Fisher's determination in this regard is correct.

PAYMENT OF INTEREST

     Subject to the discussion below concerning backup withholding, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax in respect of interest paid on the notes if the interest qualifies for the "portfolio interest exemption." This will be the case if each of the following requirements is satisfied:

     - the interest is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder;

     - the Non-U.S. Holder does not actually or constructively own 10% or more of the voting stock of Fisher;

     - the Non-U.S. Holder is not a controlled foreign corporation, within the meaning of the Code, that is actually or constructively related to Fisher; and

     - the Non-U.S. Holder provides the withholding agent with the appropriate certification.

The certification requirement generally will be satisfied if the Non-U.S. Holder provides the withholding agent with a statement on IRS Form W-8BEN (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a U.S. person. Prospective Non-U.S. Holders should consult their tax advisors regarding alternative methods for satisfying the certification requirement.

     If the portfolio interest exemption is not satisfied with respect to a Non-U.S. Holder, a 30% withholding tax will apply to interest paid on the notes to such Non-U.S. Holder, unless another exemption is applicable. For example, an applicable income tax treaty may reduce or eliminate such tax, in which event a Non-U.S. Holder claiming the benefit of such treaty must provide the withholding agent with a properly executed IRS Form W-8BEN (or suitable substitute or successor form). Alternatively, an exemption applies if the interest is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder and the Non-U.S. Holder provides an appropriate statement to that effect on IRS Form W-8ECI (or suitable substitute or successor form). In the latter case, such Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to all income from the notes in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, Non-U.S. Holders that are corporations could be subject to a branch profits tax with respect to any such income at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

CONVERSION OR REDEMPTION OF THE NOTES

     A Non-U.S. Holder generally will not be subject to U.S. federal withholding tax on the conversion or redemption of a note into common stock. To the extent a Non-U.S. Holder receives cash (including cash in lieu of a fractional share of common stock) upon conversion or redemption, such cash may give rise to gain that would be subject to the rules described below with respect to the sale or exchange of a note or common stock. See "-- Sale, Exchange or Other Disposition of the Notes or Common Stock" below.

ADJUSTMENT OF CONVERSION PRICE

     The conversion price of the notes is subject to adjustment in certain circumstances. Any such adjustment could, in certain circumstances, give rise to a deemed distribution to Non-U.S. Holders of the notes and common stock. See
"-- U.S. Holders -- Adjustment of Conversion Price" above. In such case, the deemed distribution would be subject to the rules below regarding withholding of U.S. federal income tax on dividends in respect of common stock. Fisher or another withholding agent may enforce such withholding obligation through withholding on other cash payments (such as coupon interest) to Non-U.S. Holders or through other means.

DISTRIBUTIONS ON COMMON STOCK

     Distributions on common stock will constitute dividends for U.S. federal income tax purposes to the extent of Fisher's current and accumulated earnings and profits as determined under U.S. federal income tax principles. Dividends paid on common stock held by a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% (or lower treaty rate, if applicable) unless the dividend is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, in which case the dividend will be subject to U.S. federal income tax on net income in the manner applied to U.S. persons generally (and with respect to corporate holders under certain circumstances, the branch profits tax). A Non-U.S. Holder may be required to satisfy certain requirements in order to claim a reduction of or exemption from withholding under the foregoing rules.

SALE, EXCHANGE OR OTHER DISPOSITION OF THE NOTES OR COMMON STOCK

     A Non-U.S. Holder of a note or common stock will generally not be subject to U.S. federal income tax on gains realized on the sale, exchange or other disposition of such note or common stock unless (1) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met, (2) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States or (3) Fisher is or has been a U.S. real property holding corporation within the meaning of the Code at any time during the shorter of the five-year period ending on the date of such sale, exchange or disposition or the period during which the Non-U.S. Holder held the note or common stock (the "applicable period"). In the case of exception (2) above, Non-U.S. Holders that are corporations may also be subject to a branch profits tax at a rate of 30% (or reduced rate under an applicable treaty).

     Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Fisher does not believe that it is currently a U.S. real property holding corporation or that it will become one in the future. If Fisher nevertheless did become a U.S. real property holding corporation, then, among other circumstances, an exemption from taxation would generally apply (1) to the sale, exchange or other disposition of the notes by a Non-U.S. Holder if such Non-U.S. Holder, on each acquisition date of the notes, did not own notes (after taking into account the acquisition on such acquisition date) having a fair market value greater than the fair market value of 5% of Fisher's outstanding common stock as of such acquisition date, assuming Fisher's common stock is at all times regularly traded on an established securities market, as prescribed by regulations, and (2) to the sale, exchange or other disposition of common stock by a Non-U.S. Holder if such Non-U.S. Holder at no time during the applicable period actually or constructively owned more than 5% of Fisher's outstanding common stock, assuming Fisher's common stock is at all times regularly traded on an established securities market, as prescribed by regulations.

U.S. FEDERAL ESTATE TAX

     A note held by an individual Non-U.S. Holder who at the time of death is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) will not be subject to U.S. federal estate tax if the holder did not actually or constructively own 10% or more of the total combined voting power of all classes of Fisher's stock entitled to vote and, at the time of the holder's death, payments with respect to such note would not have been effectively connected with the conduct by such holder of a trade or business in the United States. Common stock held by an individual Non-U.S. Holder who at the time of death is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) generally will be included in such holder's estate for U.S. federal estate tax purposes, unless an applicable tax treaty provides otherwise.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Generally, Fisher must report annually to the IRS and to each Non-U.S. Holder (1) any interest or dividend that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty and (2) any payments of portfolio interest. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Under certain circumstances, Fisher will have to report to the IRS payments of principal.

     Generally, backup withholding of United States federal income tax at the applicable rate and other information reporting may apply to payments of interest or dividends made by Fisher or its paying agent to a Non-U.S. Holder if such holder fails to make the appropriate certification that the holder is not a U.S. person.

     Payments of the proceeds of the sale of a note or common stock to or through a foreign office of a U.S. broker or of a foreign broker with certain specified U.S. connections generally will be subject to information reporting requirements, but not backup withholding, unless the payee is an exempt recipient or such broker has evidence in its records that the payee is not a U.S. person. Payments of the proceeds of a sale of a note or common stock to or through the U.S. office of a broker generally will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury as to his or her status, as a non-U.S. person or otherwise establishes an exemption. Payments of the proceeds of the sale of a note or common stock to or through a foreign office of a foreign broker lacking of certain specified U.S. connections generally will not be subject to information reporting or backup withholding.

     Any amounts withheld under the backup withholding rules from a payment to a non-U.S. Holder of a note or common stock will be allowed as a credit against such holder's U.S. federal income tax, if any, or will be otherwise refundable, provided that the required information is furnished to the IRS in a timely manner.

                                  UNDERWRITING

     The Company and the underwriters named below have entered into an underwriting agreement with respect to the notes being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table. Goldman, Sachs & Co. is the representative of the underwriters.

                                                              Principal Amount
                        Underwriters                              of Notes
                        ------------                          ----------------
Goldman, Sachs & Co. .......................................    $180,000,000
Deutsche Bank Securities Inc. ..............................      90,000,000
Lazard Freres & Co. LLC.....................................      30,000,000
                                                                ------------
     Total..................................................    $300,000,000
                                                                ============

     The underwriters are committed to take and pay for all of the notes being offered, if any are taken, other than the notes covered by the option below unless and until this option is exercised.

     If the underwriters sell more notes than the $300,000,000 principal amount of notes set forth in the table above, the underwriters have an option to buy up to an additional $30,000,000 principal amount of notes from the company to cover such sales. They may exercise that option for 30 days. If any notes are purchased pursuant to this option, the underwriters will severally purchase notes in approximately the same proportion as set forth in the table above.

     The following table shows the per note and total underwriting discounts and commissions to be paid to the underwriters by the company. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase $30,000,000 principal amount of additional notes.

                              Paid by the Company

                                                         No Exercise   Full Exercise
                                                         -----------   -------------
Per Note...............................................  $    22.50     $    22.50
Total..................................................  $6,750,000     $7,425,000

     Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 1.35% of the principal amount of the notes. If all the notes are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

     The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

     In connection with the offering, the underwriters may purchase and sell notes and common stock issuable upon conversion of the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes and common stock issuable upon conversion of the notes. As a result, the price of the notes and common stock issuable upon conversion of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

     We have agreed, and our executive officers have agreed, that during the period beginning on the date hereof and continuing until the date 30 days after the date of this prospectus supplement, and subject to limited exceptions as further described in this paragraph, we and they will not offer, sell, contract to sell or otherwise dispose of any shares of common stock, any securities substantially similar to the notes or the common stock or any securities convertible, exchangeable or exercisable for common stock or substantially similar securities, without the prior written consent of Goldman, Sachs & Co. Notwithstanding the foregoing sentence, an offer, sale, contract to sell or other disposition of such shares of common stock or other securities of ours may be made (i) by us pursuant to an acquisition transaction, provided, however, that any recipient of such shares or other securities pursuant to such acquisition transaction agrees to receive and hold such shares or other securities until the date 30 days after the date of this prospectus supplement (except as permitted with respect to executive officers as described in clause
(ii) below), (ii) by any executive officer pursuant to Rule 10b5-1 program for such officer existing on the date of this prospectus supplement, and (iii) by any executive officer, at any time after the date on which such person ceases to be an officer of ours.

     It is expected that delivery of the notes will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the tenth business day following the date of pricing of the notes (such settlement code being herein referred to as "T+10"). Under SEC Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next ten succeeding business days will be required, by virtue of the fact that the notes initially will settle T+10, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing or the next ten succeeding business days should consult their own advisor.

     Each underwriter has represented, warranted and agreed that (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

     The notes may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

     The notes may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap, 32) of Hong Kong, and no advertisement, invitation or document relating to the notes may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap, 571) of Hong Kong and any rules made thereunder.

     This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the notes to the public in Singapore.

     Each underwriter has acknowledged and agreed that the notes have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law.

     We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1,000,000.

     We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the company, for which they received customary fees and expenses. Deutsche Bank AG, New York Branch is the agent bank under our senior credit facility, and Lazard Freres & Co. LLC has performed various advisory work for us, including advising us on the acquisitions of Oxoid and Perbio Science AB.

                             VALIDITY OF THE NOTES

     Certain legal matters with respect to the offering of the notes will be passed upon for us by Debevoise & Plimpton LLP, New York, New York. The validity of the notes will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

                                    EXPERTS

     The financial statements and the related financial statement schedule incorporated in this prospectus supplement by reference from Fisher Scientific International Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for goodwill and intangible assets), and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      FISHER SCIENTIFIC INTERNATIONAL INC.

                                Debt Securities
                                  Common Stock
                                Preferred Stock
                                    Warrants
                               Depositary Shares
                            Stock Purchase Contracts
                              Stock Purchase Units

     By this prospectus, we may offer from time to time up to $750,000,000 of any combination of the securities described in this prospectus.

     We will provide specific terms of the securities we are offering in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. A supplement may also change or update information contained in this prospectus.

     We will not use this prospectus to confirm sales of any of our securities unless it is attached to a prospectus supplement.

     Unless we state otherwise in a prospectus supplement, we will not list any of these securities on any securities exchange.

     Neither the Securities and Exchange Commission nor any state securities commission has determined whether this prospectus is truthful or complete. They have not made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

               The date of this prospectus is September 15, 2003.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ABOUT THIS PROSPECTUS.......................................    ii
FISHER SCIENTIFIC INTERNATIONAL INC. .......................     1
RISK FACTORS................................................     2
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION..........     7
USE OF PROCEEDS.............................................     8
RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED
  CHARGES AND PREFERRED STOCK DIVIDENDS.....................     8
DESCRIPTION OF THE DEBT SECURITIES..........................     9
DESCRIPTION OF CAPITAL STOCK................................    22
DESCRIPTION OF WARRANTS.....................................    26
DESCRIPTION OF DEPOSITARY SHARES............................    28
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE
  UNITS.....................................................    31
PLAN OF DISTRIBUTION........................................    32
LEGAL MATTERS...............................................    33
EXPERTS.....................................................    33
WHERE YOU CAN FIND MORE INFORMATION.........................    33
INCORPORATION BY REFERENCE..................................    33

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf process, we may sell the securities described in the prospectus from time to time. This prospectus provides you with a general description of the securities we may offer. We may also add, update or change information contained in this prospectus through one or more supplements to this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The rules of the SEC allow us to incorporate by reference information into this prospectus. This information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. See "Incorporation by Reference." You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information".

     No person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Fisher Scientific International Inc., or any underwriter, agent, dealer or remarketing firm. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Fisher Scientific International Inc. since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

     Unless the context otherwise requires, "we," "us," "our," "Fisher" and "the Company" refer to Fisher Scientific International Inc.

                      FISHER SCIENTIFIC INTERNATIONAL INC.

OUR BUSINESS

     We are a world leader in serving science. We offer more than 600,000 products and services to more than 350,000 customers located in approximately 145 countries. As a result of our broad product offering, electronic commerce capabilities and integrated global logistics network, we serve as a one-stop source of products, services and global procurement solutions for our customers.

     We offer an array of products and services to the scientific research, clinical laboratory and safety markets. Our products include scientific instruments and equipment, clinical consumables, diagnostic reagents, organic and inorganic chemicals, safety and clean-room supplies and laboratory workstations. We offer both proprietary products and products that we source from more than 6,000 vendors. We generate approximately 80% of our revenues from the sale of consumable products. Our proprietary products consist of self-manufactured products, Fisher branded products and products for which we serve as the exclusive distributor. Approximately 40% of our revenues are generated from the sale of higher margin proprietary products. We offer a range of services that includes pharmaceutical packaging for Phase III and Phase IV clinical trials, contract manufacturing, custom chemical synthesis, customized laboratory procurement services and laboratory-instrument calibration and repair.

     We have assembled an integrated global logistics network through which we service our customers. This network, together with our order entry and inventory management systems, allows us to deliver products and provide services on a rapid basis worldwide. We make over 25,000 shipments each day. In the United States, we ship approximately 95% of all orders within 24 hours of order placement. We deliver our products through third party carriers and our own fleet of 85 delivery vehicles.

     Fisher was founded in 1902 by Chester G. Fisher and was incorporated as a Delaware corporation in 1991. Through organic growth and acquisitions we have established ourselves as a world leader in serving science.

CORPORATE INFORMATION

     Our principal executive offices are located at One Liberty Lane, Hampton, New Hampshire 03842, and our telephone number is (603) 926-5911. Our website is located at www.fisherscientific.com. The information on our website is not part of this prospectus. In this prospectus, we "incorporate by reference" certain information that we file with the SEC. See "Incorporation by Reference" for information regarding the documents incorporated by reference herein.

                                  RISK FACTORS

     In addition to the risks and uncertainties described below, we will include risk factors, if appropriate, in the prospectus supplement relating to any securities issued pursuant to this prospectus. You should carefully consider the risk factors described below and the risk factors in any prospectus supplement and in our reports to the SEC incorporated by reference into this prospectus, along with the other information in this prospectus and any prospectus supplement, before deciding whether to purchase any securities we may offer pursuant thereto. If any of the following risks or the risks contained in the prospectus supplement or our reports to the SEC actually occur, our business and operating results could be harmed. This could cause the value of the purchased securities to decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

OUR COMPLIANCE WITH RESTRICTIONS AND COVENANTS IN OUR DEBT AGREEMENTS MAY HARM OUR BUSINESS BY LIMITING OUR ABILITY TO TAKE CORPORATE ACTIONS.

     Our debt agreements contain a number of covenants that significantly restrict our operations, our ability to issue additional debt and our ability to pay dividends. Under our credit facility we are also required to comply with specific financial ratios and tests, including maximum leverage ratios and minimum EBITDA to cash interest expense ratios. We may not be able to comply in the future with these covenants or restrictions as a result of events beyond our control, such as prevailing economic, financial and industry conditions. If we default in the performance of the covenants in our debt agreements, our lenders could declare all the principal and interest amounts outstanding due and payable and terminate their commitments to extend credit to us in the future. If we are unable to secure credit in the future, we may be unable to pursue business opportunities or strategic investments that we need to undertake. In addition, if we or any restricted subsidiary are not in compliance with certain of the financial covenants contained in the indenture relating to our 8% senior subordinated notes due 2013, our ability to consummate our acquisition and investment strategy will be impaired and will require prior approval or waiver by the holders of those notes.

OUR RESULTS OF OPERATIONS DEPEND ON OUR CUSTOMERS' RESEARCH AND DEVELOPMENT EFFORTS; THESE EFFORTS AND THE SPENDING ON THEM ARE BEYOND OUR CONTROL, AND OUR RESULTS OF OPERATIONS MAY BE HARMED IF OUR CUSTOMERS DO NOT EXPEND SUFFICIENT RESOURCES ON THESE ACTIVITIES.

     A significant number of our customers include entities active in scientific or technological research in the life science, clinical laboratory and industrial safety supply markets in the United States and internationally. Research and development budgets and activities have a large effect on the demand for our products and services. Our customers determine their research and development budgets based on several factors, including the need to develop new products, competition and the general availability of resources. In addition, as we continue to expand our international operations, the research and development spending levels in other global markets will become increasingly important to us. We expect continued increase in scientific and technology-related research and development spending in the United States and worldwide, although we cannot give any assurances, and such spending may decrease or become subject to cyclical swings.

OUR GROWTH STRATEGY TO ACQUIRE NEW BUSINESSES MAY NOT BE SUCCESSFUL AND THE INTEGRATION OF FUTURE ACQUISITIONS MAY BE DIFFICULT AND DISRUPTIVE TO OUR ONGOING BUSINESS.

     Acquisitions are an important part of our growth strategy. Since 1991, we have acquired 34 businesses and we routinely review additional potential acquisition opportunities, including our acquisition of Perbio Science AB, a publicly traded Swedish company, in September 2003 (the

"Perbio Acquisition"). Despite our successful record in integrating the companies we have acquired, we have encountered a number of risks, including:

     - our management's attention has been diverted to the integration of the operations of the acquired businesses;

     - we have had difficulties in integrating the operations and systems of the acquired businesses and in realizing the potential operating synergies; and

     - we have had difficulty in assimilating and retaining personnel and customers of the acquired companies.

     In addition, we compete with other companies to acquire suitable targets, and in the past have not been able to acquire certain targets that we sought. Also, certain of the businesses we acquired have not generated the cash flow and earnings, or yielded other benefits, that we anticipated at the time of their acquisition. We have at times encountered unanticipated costs or integration challenges at our acquired businesses. For example, we generally need to ensure that all quality standards and internal control procedures are quickly implemented at the acquired businesses. If we are unable to successfully complete and integrate strategic acquisitions in a timely manner, the acquisition may adversely affect our profitability.

THE PERBIO ACQUISITION IS A MATERIAL TRANSACTION FOR US AND MAY NOT PROVIDE US WITH THE ANTICIPATED STRATEGIC OR COMMERCIAL BENEFITS.

     We believe that we will be able to realize important strategic and commercial benefits from the Perbio Acquisition through combining Perbio's manufacturing capabilities in the life science market with our sales, marketing and distribution network. Despite these anticipated benefits, the Perbio Acquisition presents us with challenges. In accordance with Swedish law and custom relating to transactions involving publicly-traded Swedish companies, much of the information about Perbio that we have reviewed in detail to date consists only of publicly-available information, and information generated from publicly-available information. While we are generally satisfied with the process and results of our due diligence investigation to date, we will not have had complete access to information regarding Perbio and its results and operations prior to the consummation of the Perbio Acquisition. We cannot give any assurances that difficulties in integrating the operations of Perbio will not arise or that the strategic and commercial benefits we expect from the Perbio Acquisition will be realized. If we encounter substantial unanticipated costs, liabilities or other problems, the Perbio Acquisition may have an adverse effect on our results of operations or financial condition.

OUR SIGNIFICANT LEVERAGE COULD ADVERSELY AFFECT OUR CASH FLOW AND PREVENT US FROM FULFILLING OUR FINANCIAL OBLIGATIONS, INCLUDING MAKING PAYMENTS ON THE DEBT SECURITIES.

     As of June 30, 2003, as adjusted to give effect to our borrowings for the financing of the Perbio Acquisition (including the issuance of $300 million of our 2.50% convertible senior notes due 2023, the issuance of $150 million of our 8% senior subordinated notes due 2013, and additional term loan borrowings under our credit facility), we had approximately $1,759.0 million of total debt and approximately $1,251.3 million of senior debt outstanding. In addition, as of June 30, 2003, we had the ability to incur an additional aggregate amount of $372.3 million under our existing accounts receivable securitization and revolving credit facilities; further borrowing under those facilities or incurring any other additional indebtedness would likely increase our leverage and the risks therefrom. Our debt agreements permit us to incur or guarantee additional indebtedness, subject to limitations set forth in those agreements.

     Our substantial indebtedness could have important consequences to you. Our high leverage could negatively affect our operations in a number of ways, including:

     - we may be unable to obtain additional financing for our operations or for acquisitions or expansions;

     - we must dedicate a significant part of our cash flow from operations to payments on our debt, thereby reducing funds available for other corporate purposes; and

     - the level of our debt could limit our flexibility in responding to downturns in our business.

     In addition, we will be required to repay the indebtedness under our various debt agreements as that indebtedness matures. We may not have sufficient funds or we may be unable to arrange for additional financing to pay these amounts when they become due.

BECAUSE WE RELY HEAVILY ON THIRD PARTY PACKAGE DELIVERY SERVICES, ANY UNANTICIPATED DISRUPTIONS IN THESE SERVICES OR SIGNIFICANT INCREASES IN PRICES MAY DISRUPT OUR ABILITY TO SHIP PRODUCTS AND INCREASE OUR COSTS AND LOWER OUR PROFITABILITY.

     We ship a significant portion of our products to our customers through independent package delivery companies, such as UPS. We also maintain a small fleet of transportation vehicles dedicated to the delivery of our products. In 2002, we shipped approximately 65% of our products in the United States via UPS. We also ship our products through other carriers, including national and regional trucking firms, overnight carrier services and the U.S. Postal Service. If UPS or another third party package delivery provider experiences a major work stoppage, as UPS did in 1997, such that either our products would not be delivered in a timely fashion or we would incur additional shipping costs which we could not pass on to our customers, our costs may increase and our relationships with certain of our customers may be strained. In addition, if UPS or our other third party package delivery providers increase prices and we are not able to find comparable alternatives or make adjustments to our delivery network, our profitability would be harmed.

WE MAY INCUR UNEXPECTED COSTS ASSOCIATED WITH COMPLIANCE WITH ENVIRONMENTAL REGULATIONS.

     A number of our domestic and international operations involve and have involved the handling, manufacture or use or sale of substances that are or could be classified as toxic or hazardous substances. Some risk of environmental damage is inherent in our operations and the products we manufacture, sell or distribute. We have been named as a potentially responsible party for environmental contamination associated with various sites. We are currently implementing remedial measures at some of our facilities, including at two of our facilities in New Jersey. We have established reserves in the amount of $31.1 million as of June 30, 2003 for the potential costs of this remediation based on estimates of our management and environmental specialists. However, our actual costs may exceed those reflected in our reserves. In addition, future environmental damage resulting from our operations may occur, the costs of which may harm our business. We may also be liable for third party infringement claims in addition to primary liability. Future events, including changes in existing laws and regulations, identification of unknown conditions and the development of new remediation techniques, may also give rise to additional costs which could harm our business.

IF WE LOSE OUR KEY PERSONNEL, OUR BUSINESS MAY BE HARMED.

     We depend heavily on the services of our senior management, including Paul
M. Montrone, our chairman of the board and chief executive officer, and Paul M. Meister, our vice chairman of the board, both of whom are important to the implementation of our acquisition strategy and cost-control efforts. We believe that our future success will depend upon the continued services of our senior management. Our business may be harmed by the loss of any member of our senior management, including Mr. Montrone or Mr. Meister. We do not maintain key-man life insurance with respect to Mr. Montrone or Mr. Meister.

WE ARE SUBJECT TO ECONOMIC, POLITICAL AND OTHER RISKS ASSOCIATED WITH OUR SIGNIFICANT INTERNATIONAL SALES AND OPERATIONS.

     We conduct international operations through a variety of wholly owned subsidiaries, majority-owned subsidiaries, joint ventures, equity investments and agents located in North and South America, Europe, the Far East, the Middle East and Africa. A significant portion of the revenues of our international operations are generated in Europe. We are also exploring the possibility of expansion into other international markets. Expansion of these activities could increase the risks associated with our international operations. We derived approximately 18% of our total revenue from sales to customers located outside the United States in 2002 and approximately 17% in 2001. We anticipate that revenue from international operations will continue to represent a growing portion of our revenues. In addition, many of our manufacturing facilities, employees and suppliers are located outside the United States, including areas in Europe that are undergoing slow, if any, economic growth. In the past our sales and earnings have been harmed by a variety of factors resulting from our international operations, including:

     - changes in the political or economic conditions in a country or region, particularly in developing or emerging markets;

     - longer payment cycles of foreign customers and difficulty of collecting receivables in foreign jurisdictions;

     - trade protection measures and import or export licensing requirements;

     - differing tax laws and changes in those laws;

     - difficulty in staffing and managing widespread operations;

     - differing labor laws and changes in those laws;

     - differing protection of intellectual property and changes in that protection; and

     - differing regulatory requirements and changes in those requirements.

OUR INTERNATIONAL OPERATIONS EXPOSE US TO EXCHANGE RATE FLUCTUATIONS.

     Approximately 18% of our revenues and expenses for 2002 were denominated in currencies other than the U.S. dollar. We own properties and conduct operations in Australia, Belgium, Canada, China, France, Germany, Hong Kong, Japan, Malaysia, Mexico, the Netherlands, Singapore, Switzerland and the United Kingdom. In 2002, fluctuations in the exchange rates between the U.S. dollar and other currencies reduced our net sales by approximately $17.0 million. Future fluctuations in exchange rates relative to the U.S. dollar could continue to adversely affect our revenues.

OUR FAILURE TO MAINTAIN SATISFACTORY COMPLIANCE WITH THE FOOD AND DRUG ADMINISTRATION'S REGULATIONS AND THOSE OF OTHER GOVERNMENTAL AGENCIES MAY FORCE US TO RECALL PRODUCTS AND CEASE THEIR MANUFACTURE AND DISTRIBUTION.

     Some of our operations are subject to regulation by the U.S. Food and Drug Administration and similar international agencies. These regulations govern a wide variety of product activities, from design and development to labeling, manufacturing, promotion, sales and distribution. If we fail to comply with the Food and Drug Administration's regulations or those of similar international agencies, we may have to recall products and cease their manufacture and distribution, which would increase our costs and reduce our revenues.

WE MAY BE UNABLE TO ADJUST TO THE RAPID CHANGES THE HEALTHCARE INDUSTRY IS UNDERGOING.

     In recent years, the healthcare industry has undergone significant changes in an effort to reduce costs. These changes include:

     - the development of large and sophisticated purchasing groups of pharmaceuticals and medical and surgical supplies;

     - wider implementation of managed care;

     - legislative healthcare reform;

     - consolidation of pharmaceutical and medical and surgical supply distributors; and

     - cuts in Medicare spending.

     We expect the healthcare industry to continue to change significantly in the future. Some of these potential changes, such as a reduction in governmental support of healthcare services or adverse changes in legislation or regulations governing the delivery or pricing of healthcare services or mandated benefits, may cause healthcare industry participants to purchase fewer of our products and services or to reduce the price that they are willing to pay for our products or services.

RISKS RELATED TO OUR COMMON STOCK

WE MAY ISSUE PREFERRED STOCK THE TERMS OF WHICH COULD ADVERSELY AFFECT THE VOTING POWER OR VALUE OF OUR COMMON STOCK.

     Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such preferences, powers and relative, participating, optional and other rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. We have no present plans to issue any shares of preferred stock, and our ability to do so is limited by the terms of our credit facility and the indenture relating to our senior subordinated notes. However, if we did issue one or more classes or series of preferred stock, the terms thereof could adversely impact the voting power or value of our common stock. For example, we might afford holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of our common stock.

PROVISIONS OF OUR CHARTER DOCUMENTS MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD PREVENT A CHANGE IN CONTROL.

     Provisions of our certificate of incorporation, bylaws, and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Capital Stock".

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     This prospectus includes, and any prospectus supplement relating to any securities issued pursuant to this prospectus may include, forward-looking statements within the meaning of Section 7A of the Securities Act of 1933, or the Securities Act, and of Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts included in this prospectus may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, there can be no assurances that the assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions including, among other things:

     - our outstanding indebtedness and leverage, and the restrictions imposed by our indebtedness;

     - the effects of domestic and international economic and business conditions on our businesses;

     - the high degree of competition of certain of our businesses, and the potential for new competitors to enter into these businesses;

     - the extent to which we undertake new acquisitions or enter into strategic joint ventures or partnerships, and the terms of any such acquisition or strategic joint venture or partnership;

     - future modifications to existing laws and regulations affecting the environment;

     - discovery of unknown contingent liabilities, including environmental contamination at our facilities and liability with respect to products we distribute and manufacture;

     - fluctuations in interest rates and in foreign currency exchange rates;

     - availability, or increases in the cost, of raw materials and other inputs used to make our products;

     - the loss of major customers or suppliers including any provider of shipping services; and

     - our ability to generate free cash flow or to obtain sufficient resources to finance working capital and capital expenditure needs.

     Words such as "anticipates", "estimates", "expects", "projects", "intends", "plans", "believes" and words and terms of similar substance used in connection with any discussion of future operating results or financial performance identify forward-looking statements. All forward-looking statements reflect our present expectations of future events and are subject to a number of important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The factors listed in the "Risk Factors" section of this prospectus or in the "Risk Factors" section of any prospectus supplement, as well as any cautionary language in this prospectus or any prospectus supplement, provide examples of these risks and uncertainties.

     You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus, the date of any applicable prospectus supplement or the date of the document incorporated by reference in this prospectus or any prospectus supplement. We are under no obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. You should review any additional disclosures we make in our Forms 10-K, 10-Q and 8-K filed with the SEC.

                                USE OF PROCEEDS

     Unless we state otherwise in a prospectus supplement, we intend to use the proceeds from the sale of the securities offered by this prospectus for general corporate purposes, including working capital, capital expenditures, investments in or loans to subsidiaries, acquisitions, refinancing of debt, including short-term indebtedness, and the repurchase of equity. We will include a more detailed description of the use of proceeds of any specific offering of securities in the prospectus supplement relating to the offering.

                RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS
                 TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The table below sets forth the ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends of Fisher and its consolidated subsidiaries on a historical basis for each of the periods indicated:

                                                 SIX MONTHS
                                                    ENDED
                                                  JUNE 30,         YEAR ENDED DECEMBER 31,
                                                 -----------   --------------------------------
                                                 2003   2002   2002   2001   2000   1999   1998
                                                 ----   ----   ----   ----   ----   ----   ----
Ratio of earnings to fixed charges.............  2.0x   2.2x   2.5x   1.4x   1.4x   1.5x     --
Ratio of earnings to fixed charges and
  preferred stock dividends....................  2.0x   2.2x   2.5x   1.4x   1.4x   1.5x     --

     For the purpose of computing the above ratios, earnings consist of income
(loss) before provision for income taxes and before adjustment for losses from equity investments plus fixed charges. Fixed charges consist of interest charges, amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest. We have not paid or declared dividends on preferred stock for any of the periods presented above. Due to Fisher's pre-tax loss for the year ended December 31, 1998, the coverage ratio was less than 1:1. Fisher must generate additional pre-tax earnings of $60.3 million for the year ended December 31, 1998 to achieve a coverage ratio of 1:1.

                       DESCRIPTION OF THE DEBT SECURITIES

     We may offer unsecured general obligations, which may be senior debt securities, subordinated debt securities or junior subordinated debt securities. We refer to the senior debt securities, the subordinated debt securities and the junior subordinated debt securities together in this prospectus as the "debt securities." The senior debt securities will rank equally with all of our other unsecured, unsubordinated obligations. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated indenture, to all of our senior debt, as described below under "-- Subordination under the Subordinated Indenture." The junior subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the junior subordinated indenture, to all of our senior debt (which includes for purposes of the junior subordinated indenture all debt issued under the subordinated indenture), as described below under '-- Subordination under the Junior Subordinated Indenture."

     We will issue the senior debt securities in one or more series under an indenture, which we refer to as the "senior indenture", between us and the trustee to be named in the prospectus supplement relating to the offering of senior debt securities. We will issue the subordinated debt securities in one or more series under an indenture, which we refer to as the "subordinated indenture," between us and the trustee to be named in the prospectus supplement relating to the offering of subordinated debt securities. We will issue the junior subordinated debt securities in one or more series under an indenture, which we refer to as the "junior subordinated indenture," between us and the trustee to be named in the prospectus supplement relating to the offering of junior subordinated debt securities.

     The following description of the terms of the indentures is a summary. It summarizes only those portions of the indentures which we believe will be most important to your decision to invest in our debt securities. You should keep in mind, however, that it is the indentures, and not this summary, which define your rights as a debtholder. There may be other provisions in the indentures which are also important to you. You should read the indentures for a full description of the terms of the debt. The senior indenture, the subordinated indenture and the junior subordinate indenture are filed as exhibits to the Registration Statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain copies of the senior indenture, the subordinated indenture and the junior subordinated indenture.

     A substantial part of our operations are conducted through our subsidiaries. Claims of creditors of these subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of these subsidiaries will have priority with respect to the assets and earnings of these subsidiaries over the claims of creditors of Fisher, including holders of debt securities. Accordingly, the debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries, and you should rely only on our assets for payments on the debt securities.

     Unless we state otherwise in the applicable prospectus supplement, the indentures do not limit us from incurring or issuing other secured or unsecured debt under any of the indentures or any other indenture that we may have entered into or enter into in the future. The general provisions of the indentures do not protect you against transactions, such as a highly leveraged transaction, that may adversely affect you.

GENERAL TERMS OF THE DEBT SECURITIES

     We may issue the debt securities in one or more series through an indenture that supplements the senior indenture, the subordinated indenture or the junior subordinate indenture, or through a resolution of our board of directors or an authorized committee of our board of directors. The aggregate principal amount of debt securities that we may issue under the indentures is unlimited.

     You should refer to the applicable prospectus supplement for the specific terms of the debt securities. These terms may include the following:

     - title of the debt securities,

     - any limit upon the aggregate principal amount of the series,

     - maturity date(s) or the method of determining the maturity date(s),

     - interest rate(s) or the method of determining the interest rate(s),

     - dates on which interest will be payable and circumstances, if any, in which interest may be deferred,

     - dates from which interest will accrue and the method of determining those dates,

     - place or places where we may pay principal, premium, if any, and interest and where you may present the debt securities for registration of transfer or exchange,

     - place or places where notices and demands relating to the debt securities and the indentures may be made,

     - redemption or early payment provisions,

     - sinking fund or similar provisions,

     - authorized denominations if other than denominations of $1,000,

     - currency, currencies, or currency units, if other than in U.S. dollars, in which the principal of, premium, if any, and interest on the debt securities is payable, or in which the debt securities are denominated,

     - any additions, modifications or deletions, in the events of default or covenants of Fisher specified in the indenture relating to the debt securities,

     - if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities that is payable upon declaration of acceleration of maturity,

     - any additions or changes to the indenture necessary to permit or facilitate issuing the series in bearer form, registrable or not registrable as to principal, and with or without interest coupons,

     - any index or indices used to determine the amount of payments of principal of and premium, if any, on the debt securities and the method of determining these amounts,

     - whether a temporary global security will be issued and the terms upon which these temporary debt securities may be exchanged for definitive debt securities,

     - whether the debt securities will be issued in whole or in part in the form of one or more global securities,

     - identity of the depositary for global securities,

     - appointment of any paying agent(s),

     - the terms and conditions of any obligation or right we would have or any option you would have to convert or exchange the debt securities into other securities or cash or property of Fisher or any other person and any changes to the indenture to permit or facilitate such conversion or exchange,

     - in the case of the subordinated indenture or the junior subordinated indenture, any provisions regarding subordination, and

     - additional terms not inconsistent with the provisions of the indentures.

     Debt securities may also be issued under the indentures upon the exercise of warrants or delivery upon settlement of stock purchase contracts. See "Description of Warrants" and "Description of Stock Purchase Contracts and Stock Purchase Units".

SPECIAL PAYMENT TERMS OF THE DEBT SECURITIES

     We may issue one or more series of debt securities at a substantial discount below their stated principal amount. These may bear no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities. We will describe United States federal income tax consequences and special considerations relating to any series in the applicable prospectus supplement.

     The purchase price of any of the debt securities may be payable in one or more foreign currencies or currency units. The debt securities may be denominated in one or more foreign currencies or currency units, or the principal of, premium, if any, or interest on any debt securities may be payable in one or more foreign currencies or currency units. We will describe the restrictions, elections, United States federal income tax considerations, specific terms and other information relating to the debt securities and any foreign currencies or foreign currency units in the applicable prospectus supplement.

     If we use any index to determine the amount of payments of principal of, premium, if any, or interest on any series of debt securities, we will also describe in the applicable prospectus supplement the special United States federal income tax, accounting and other considerations applicable to the debt securities.

DENOMINATIONS, REGISTRATION AND TRANSFER

     We expect to issue most debt securities in fully registered form without coupons and in denominations of $1,000 and any integral multiple of $1,000. Except as we may describe in the applicable prospectus supplement, debt securities of any series will be exchangeable for other debt securities of the same issue and series, in any authorized denominations, of a like aggregate principal amount and bearing the same interest rate.

     You may present debt securities for exchange, or for registration of transfer, at the office of the securities registrar or at the office of any transfer agent we designate for that purpose. You will not incur a service charge but you must pay any taxes, assessments and other governmental charges as described in the indentures. We will appoint the trustees as securities registrar under the indentures. We may at any time rescind the designation of any transfer agent that we initially designate or approve a change in the location through which the transfer agent acts. We will specify the transfer agent in the applicable prospectus supplement. We may at any time designate additional transfer agents.

     Subject to applicable law, we or any of our affiliates may at any time purchase or repurchase debt securities of any series in any manner and at any price. Debt securities of any series purchased by us or any of our affiliates may be held or surrendered by the purchaser of the debt securities for cancellation.

GLOBAL DEBT SECURITIES

     We may issue all or any part of a series of debt securities in the form of one or more global securities. We will appoint the depository holding the global debt securities. Unless we otherwise state in the applicable prospectus supplement, the depositary will be The Depository Trust Company, or DTC. We will issue global securities in registered form and in either temporary or definitive form. Unless it is exchanged for individual debt securities, a global security may not be transferred except:

     - by the depositary to its nominee,

     - by a nominee of the depositary to the depositary or another nominee, or

     - by the depositary or any nominee to a successor of the depositary, or a nominee of the successor.

     We will describe the specific terms of the depositary arrangement in the applicable prospectus supplement. We expect that the following provisions will generally apply to these depositary arrangements.

BENEFICIAL INTERESTS IN A GLOBAL SECURITY

     If we issue a global security, the depositary for the global security or its nominee will credit on its book-entry registration and transfer system the principal amounts of the individual debt securities represented by the global security to the accounts of persons that have accounts with it. We refer to those persons as "participants" in this prospectus. The accounts will be designated by the dealers, underwriters or agents for the debt securities, or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons who may hold interests through participants. Ownership and transfers of beneficial interests in the global security will be shown on, and transactions can be effected only through, records maintained by the applicable depositary or its nominee, for interests of participants, and the records of participants, for interests of persons who hold through participants. The laws of some states require that you take physical delivery of securities in definitive form. These limits and laws may impair your ability to transfer beneficial interests in a global security.

     So long as the depositary or its nominee is the registered owner of a global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as provided below, you:

     - will not be entitled to have any of the individual debt securities represented by the global security registered in your name,

     - will not receive or be entitled to receive physical delivery of any debt securities in definitive form, and

     - will not be considered the owner or holder of the debt securities under the indenture.

PAYMENTS OF PRINCIPAL, PREMIUM AND INTEREST

     We will make principal, premium, if any, and interest payments on global securities to the depositary that is the registered holder of the global security or its nominee. The depositary for the global securities will be solely responsible and liable for all payments made on account of your beneficial ownership interests in the global security and for maintaining, supervising and reviewing any records relating to your beneficial ownership interests.

     We expect that the depositary or its nominee, upon receipt of any principal, premium, if any, or interest payment immediately will credit participants' accounts with amounts in proportion to their respective beneficial interests in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to you, as an owner of a beneficial interest in the global security held through those participants, will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of those participants.

ISSUANCE OF INDIVIDUAL DEBT SECURITIES

     Unless we state otherwise in the applicable prospectus supplement, if a depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities in exchange for the global security. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities represented by one or more global securities. If that occurs, we will issue individual debt securities in exchange for the global security.

     Further, we may specify that you may, on terms acceptable to us, the trustee and the depositary, receive individual debt securities in exchange for your beneficial interest in a global security, subject to any limitations described in the prospectus supplement relating to the debt securities. In that instance, you will be entitled to physical delivery of individual debt securities equal in principal amount to that beneficial interest and to have the debt securities registered in your name. Unless we otherwise specify, we will issue those individual debt securities in denominations of $1,000 and integral multiples of $1,000.

PAYMENT AND PAYING AGENTS

     Unless we state otherwise in an applicable prospectus supplement, we will pay principal of, premium, if any, and interest on your debt securities at the office of the trustee for your debt securities in the City of New York or at the office of any paying agent that we may designate. In addition, we may pay interest, except in the case of global debt securities, by check mailed to the address of the person entitled to the payment that appears in the securities register.

     Unless we state otherwise in an applicable prospectus supplement, we will pay any interest on debt securities to the registered owner of the debt security at the close of business on the record date for the interest, except in the case of defaulted interest. We may at any time designate additional paying agents or rescind the designation of any paying agent. We must maintain a paying agent in each place of payment for the debt securities.

     Any moneys or U.S. government obligations (including the proceeds thereof) deposited with the trustee or any paying agent, or then held by us in trust, for the payment of the principal of, premium, if any, and interest on any debt security that remain unclaimed for two years after the principal, premium or interest has become due and payable will, at our request, be repaid to us. After repayment to us, you are entitled to seek payment only from us as a general unsecured creditor.

REDEMPTION

     Unless we state otherwise in an applicable prospectus supplement, we may, at our option, redeem any series of debt securities on any interest payment date in whole or in part at any time or from time to time. In the event of redemption in part, the debt securities to be redeemed will be selected in the manner specified in the applicable prospectus supplement or by the trustee by such method as it shall deem fair and appropriate. We may redeem debt securities in denominations larger than $1,000 but only in integral multiples of $1,000.

REDEMPTION PRICE

     Except as we may otherwise specify in the applicable prospectus supplement, the redemption price for any debt securities which we redeem will equal 100% of the principal amount plus any accrued and unpaid interest up to, but excluding, the redemption date.

NOTICE OF REDEMPTION

     We will mail notice of any redemption of debt securities at least 30 days but not more than 60 days before the redemption date to the registered holders of the debt securities at their addresses as shown on the securities register. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the debt securities or the portions called for redemption.

SINKING FUND

     Unless we state otherwise in an applicable prospectus supplement, debt securities will not be subject to any sinking fund.

MODIFICATION AND WAIVER

MODIFICATION

     We and the trustee may enter into one or more supplemental indentures to modify and amend each indenture with the consent of the holders of a majority in aggregate principal amount of the series of debt securities affected. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

     - change the stated maturity of the principal of, or any installment of interest on, any outstanding debt security,

     - reduce the principal amount of, or the rate of interest on or any premium payable upon the redemption of, or the amount of principal of an original issue discount security that would be due and payable upon a redemption or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of, any outstanding debt security,

     - change the place of payment, or the coin or currency in which any outstanding debt security or the interest on any outstanding debt security is payable,

     - impair your right to institute suit for the enforcement of any payment on any outstanding debt security on or after the stated maturity or redemption date,

     - reduce the percentage of the holders of outstanding debt securities necessary to modify or amend the applicable indenture, to waive compliance with certain provisions of the applicable indenture or certain defaults and consequences of such defaults or to reduce the quorum or voting requirements set forth in the applicable indenture,

     - modify any of these provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of all of the holders of the debt securities affected, or

     - modify the provisions with respect to the subordination of outstanding subordinated debt securities or junior subordinated debt securities in a manner materially adverse to their holders.

     A supplemental indenture which changes or eliminates any covenant or other provision of an indenture which has expressly been included solely for the benefit of one or more particular series of debt securities, or which modifies the rights of the holders of debt securities of such series with respect to such covenant or other provision, will not affect the rights under the indenture of the holders of the debt securities of any other series.

     We and the trustee may amend the indentures without the consent of any holder of debt securities in order to:

     - secure any debt securities issued under such indenture,

     - evidence the succession of another corporation and assumption of our obligations in the case of a merger or consolidation,

     - add to the covenants of Fisher or add additional events of default,

     - cure ambiguities, defects or inconsistencies, provided that such action does not adversely affect any holders of securities issued under such indenture,

     - establish the form and terms of debt securities of any series,

     - provide for a successor trustee with respect to one or more series of securities issued under such indenture or to provide for or facilitate the administration of the trusts under the indenture by more than one trustee,

     - permit or facilitate the issuance of securities in bearer form or provide for uncertificated securities to be issued under such indenture,

     - to conform any provision of the indenture to the requirements of the Trust Indenture Act or other applicable law, or

     - make any change that does not adversely affect the rights of any holder in any material respect.

WAIVER

     The holders of a majority in principal amount of the outstanding debt securities of a series may, on behalf of the holders of all debt securities of that series, waive compliance by us with certain restrictive covenants of the indenture which relate to that series.

     The holders of not less than a majority in principal amount of the outstanding debt securities of a series may, on behalf of the holders of that series, generally waive any past default under the indenture relating to that series of debt securities and the consequences of such default. However, a default in the payment of the principal of, or premium, if any, or any interest on, any debt security of that series or relating to a covenant or provision which under the indenture relating to that series of debt cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected cannot be so waived.

EVENTS OF DEFAULT

     Under the terms of each indenture, each of the following constitutes an event of default for a series of debt securities:

     - default for 30 days in the payment of any interest when due,

     - default in the payment of principal, or premium, if any, at maturity,

     - default in the performance of any other covenant in the indenture for 60 days after written notice,

     - our bankruptcy, insolvency or reorganization, or

     - any other event of default described in the applicable board resolution or supplemental indenture under which the series of debt securities is issued.

     We are required to furnish the trustee annually with a statement as to the fulfillment of our obligations under the indenture. Each indenture provides that the trustee may withhold notice to you of any default, except in respect of the payment of principal or interest on the debt securities, if it considers it in the interests of the holders of the debt securities to do so.

     In certain cases, the holders of a majority in aggregate principal amount of the outstanding debt securities of a series may, by providing written notice to the trustees on behalf of the holders of all debt securities of that series, waive any past default or event of default, except for defaults or events of default not already cured in the payment of the principal of, or premium, if any, or interest on any of the debt securities of that series or any coupon related to debt securities or compliance with certain covenants or provisions.

EFFECT OF AN EVENT OF DEFAULT

     If an event of default exists (other than an event of default in the case of certain events of bankruptcy), the trustee or the holders of not less than 25% in principal amount of a series of outstanding debt securities may declare the principal amount, or, if the debt securities are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series, of the debt securities of that series to be due and payable immediately, by a notice in writing to us, and to the trustee if given by holders. Upon that declaration the principal (or specified) amount will become immediately due and payable. However, at any time after a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of not less than a majority in principal amount of a series of outstanding debt securities may, subject to conditions specified in the indenture, rescind and annul that declaration.

     In an event of default in the case of certain events of bankruptcy exists, the principal amount of all debt securities outstanding under the indentures shall automatically, and without any declaration or other action on the part of the trustee or any holder of such outstanding debt, become immediately due and payable.

     Subject to the provisions of the indentures relating to the duties of the trustee, if an event of default then exists, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at your request, order or direction, unless you have offered to the trustee reasonable security or indemnity. Subject to the provisions for the security or indemnification of the trustee, the holders of a majority in principal amount of a series of outstanding debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee in connection with the debt securities of that series.

     The Trust Indenture Act of 1939 and each indenture provide that the trustee will, within 90 days after the occurrence of a default in respect of any series of debt securities, give to the holders of that series written notice of all uncured and unwaived defaults known to it; provided that, except in the case of default in the payment of the principal of, premium on, if any, or interest on any of the debt securities of that series, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of that series. "Default" means any event which is, or after notice or passage of time or both would be, an event of default with respect to debt securities of such series.

SATISFACTION AND DISCHARGE

     Each indenture provides that when, among other things, all debt securities not previously delivered to the trustee for cancellation:

     - have become due and payable,

     - will become due and payable at their stated maturity within one year, or

     - are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense,

and we deposit or cause to be deposited with the trustee money or United States government obligations or a combination thereof, as trust funds, in an amount (such amount to be certified in the case of United States government obligations) to be sufficient to pay and discharge the entire indebtedness on the debt securities not previously delivered to the trustee for cancellation, for the principal, and premium, if any, and interest to the date of the deposit or to the stated maturity or redemption date, as the case may be, then the indenture will cease to be of further effect, and we will be deemed to have satisfied and discharged the indenture. However, we will continue to be obligated to pay all other sums due under the indenture and to provide the officers' certificates and opinions of counsel described in the indenture.

DEFEASANCE AND COVENANT DEFEASANCE

     Unless we state otherwise in the applicable prospectus supplement, each indenture provides that we may discharge all of our obligations, other than as to transfers and exchanges and certain other specified obligations, under any series of the debt securities at any time, and that we may also be released from our obligations described below under "Consolidation, Merger and Sale of Assets" and from certain other obligations, including obligations imposed by supplemental indentures with respect to that series, if any, and elect not to comply with those sections and obligations without creating an event of default. Discharge under the first procedure is called "defeasance" and under the second procedure is called "covenant defeasance."

     Defeasance or covenant defeasance may be effected only if:

     - we irrevocably deposit with the trustee money or United States government obligations or a combination thereof, as trust funds in an amount certified to be sufficient to pay on the respective stated maturities, the principal of and any premium and interest on, all outstanding debt securities of that series,

     - we deliver to the trustee an opinion of counsel to the effect that:

         - the holders of the debt securities of that series will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge or as a result of the deposit and covenant defeasance, and

         - the deposit, defeasance and discharge or the deposit and covenant defeasance will not otherwise alter those holders' United States federal income tax treatment of principal and interest payments on the debt securities of that series, in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of execution of the applicable indenture, that result would not occur under current tax law,

     - no event of default under the indenture has occurred and is continuing,

     - such defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, any indenture or other agreement or instrument for borrowed money to which we are a party or by which we are bound,

     - such defeasance or covenant defeasance does not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940 unless such trust shall be registered under the Investment Company Act of 1940 or exempt from registration thereunder,

     - we deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with, and

     - other conditions specified in the indentures are met.

     The subordinated indenture and the junior subordinated indenture will not be discharged as described above if we have defaulted in the payment of principal of, premium, if any, or interest on any senior debt (as defined in the subordinated indenture or the junior subordinated indenture, as applicable) and that default is continuing or another event of default on such senior debt then exists and has resulted in such senior debt becoming or being declared due and payable prior to the date it would have become due and payable.

CONVERSION OR EXCHANGE

     We may convert or exchange the debt securities into common stock or other securities. If so, we will describe the specific terms on which the debt securities may be converted or exchanged in the applicable prospectus supplement. The conversion or exchange may be mandatory, at your option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of common stock or other securities you would receive would be converted or exchanged.

SUBORDINATION UNDER THE SUBORDINATED INDENTURE

     In the subordinated indenture we have agreed, and holders of subordinated debt securities will be deemed to have agreed, that any subordinated debt securities are subordinate and junior in right of payment to all senior debt to the extent provided in the subordinated indenture.

     Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with our insolvency or bankruptcy, the holders of senior debt will first be entitled to receive payment in full of principal of, premium, if any, and interest on the senior debt before the holders of subordinated debt securities will be entitled to receive or retain any payment of the principal of, premium, if any, or interest on the subordinated debt securities.

     If the maturity of any subordinated debt securities is accelerated, the holders of all senior debt outstanding at the time of the acceleration will first be entitled to receive payment in full of all amounts due, including any amounts due upon acceleration, before you will be entitled to receive any payment of the principal of, premium, if any, or interest on the subordinated debt securities.

     We will not make any payments of principal of, premium, if any, or interest on the subordinated debt securities if:

     - a default in any payment on senior debt then exists,

     - an event of default on any senior debt resulting in the acceleration of its maturity then exists, or

     - any judicial proceeding is pending in connection with default.

     - When we use the term "debt" we mean, with respect to any person, whether recourse is to all or a portion of the assets of that person and whether or not contingent:

     - every obligation of, or any obligation guaranteed by, that person for money borrowed,

     - every obligation of, or any obligation guaranteed by, that person, whether or not evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses (but excluding the obligation to pay the deferred purchase price of any such property, assets or business if payable in full within 90 days from the date such debt was created),

     - every capital lease obligation of that person,

     - leases of property or assets made as part of any sale and lease-back transaction to which that person is a party, and

     - any amendments, renewals, extensions, modifications and refundings of any such debt.

     The term "debt" does not include trade accounts payable or accrued liabilities arising in the ordinary course of business.

     When we use the term "senior debt" in relation to the subordinated indenture, we mean the principal of, premium, if any, and interest on debt, whether incurred on, prior to, or after the date of the subordinated indenture, unless the instrument creating or evidencing that debt or pursuant to which that debt is outstanding states that those obligations are not superior in right of payment to the subordinated debt securities or to other debt which ranks equally with, or junior to, the subordinated debt securities. Interest on this senior debt includes interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Fisher Scientific International Inc., whether or not the claim for post-petition interest is allowed in that proceeding.

     However, senior debt will not include:

     - any debt of Fisher Scientific International Inc. which when incurred and without regard to any election under Section 1111(b) of the Bankruptcy Code was without recourse to Fisher Scientific International Inc.,

     - any debt of Fisher Scientific International Inc. to any of its subsidiaries,

     - any liability for taxes,

     - indebtedness or other monetary obligations to trade creditors or assumed by Fisher Scientific International Inc. or any of its subsidiaries in the ordinary course of business in connection with the obtaining of materials or services, and

     - any indebtedness of Fisher Scientific International Inc. which is expressly subordinate in right of payment to any other indebtedness of Fisher Scientific International Inc., including the subordinated debt securities.

     The subordinated indenture does not limit the amount of additional senior debt that we may incur. We expect from time to time to incur additional senior debt.

     The subordinated indenture provides that we may change the subordination provisions relating to any particular issue of subordinated debt securities prior to issuance. We will describe any change in the prospectus supplement relating to the subordinated debt securities.

SUBORDINATION UNDER THE JUNIOR SUBORDINATED INDENTURE

     In the junior subordinated indenture we have agreed, and holders of junior subordinated debt securities will be deemed to have agreed, that any junior subordinated debt securities are subordinate and junior in right of payment to all senior debt to the extent provided in the junior subordinated indenture.

     Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with our insolvency or bankruptcy, the holders of senior debt will first be entitled to receive payment in full of principal of, premium, if any, and interest on the senior debt before the holders of junior subordinated debt securities will be entitled to receive or retain any payment of the principal of, premium, if any, or interest on the junior subordinated debt securities.

     If the maturity of any junior subordinated debt securities is accelerated, the holders of all senior debt outstanding at the time of the acceleration will first be entitled to receive payment in full of all amounts due, including any amounts due upon acceleration, before you will be entitled to receive any payment of the principal of, premium, if any, or interest on the junior subordinated debt securities.

     We will not make any payments of principal of, premium, if any, or interest on the junior subordinated debt securities if:

     - a default in any payment on senior debt then exists,

     - an event of default on any senior debt resulting in the acceleration of its maturity then exists, or

     - any judicial proceeding is pending in connection with default.

     When we use the term "debt" we mean, with respect to any person, whether recourse is to all or a portion of the assets of that person and whether or not contingent:

     - every obligation of, or any obligation guaranteed by, that person for money borrowed,

     - every obligation of, or any obligation guaranteed by, that person, whether or not evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses (but excluding the obligation to pay the deferred purchase price of any such property, assets or business if payable in full within 90 days from the date such debt was created),

     - every capital lease obligation of that person,

     - leases of property or assets made as part of any sale and lease-back transaction to which that person is a party, and

     - any amendments, renewals, extensions, modifications and refundings of any such debt.

     The term "debt" does not include trade accounts payable or accrued liabilities arising in the ordinary course of business.

     When we use the term "senior debt" in relation to the junior subordinated indenture, we mean the principal of, premium, if any, and interest on debt, whether incurred on, prior to, or after the date of the junior subordinated indenture, unless the instrument creating or evidencing that debt or pursuant to which that debt is outstanding states that those obligations are not superior in right of payment to the junior subordinated debt securities or to other debt which ranks equally with, or junior to, the junior subordinated debt securities. Interest on this senior debt includes interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Fisher Scientific International Inc., whether or not the claim for post-petition interest is allowed in that proceeding.

     However, senior debt will not include:

     - any debt of Fisher Scientific International Inc. which when incurred and without regard to any election under Section 1111(b) of the Bankruptcy Code, was without recourse to Fisher Scientific International Inc.,

     - any debt of Fisher Scientific International Inc. to any of its subsidiaries,

     - any liability for taxes,

     - indebtedness or other monetary obligations to trade creditors or assumed by Fisher Scientific International Inc. or any of its subsidiaries in the ordinary course of business in connection with the obtaining of materials or services, and

     - the junior subordinated debt securities.

     The junior subordinated indenture does not limit the amount of additional senior debt that we may incur. We expect from time to time to incur additional senior debt.

     The junior subordinated indenture provides that we may change the subordination provisions relating to any particular issue of junior subordinated debt securities prior to issuance. We will describe any change in the prospectus supplement relating to the junior subordinated debt securities.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Each indenture provides that we will not consolidate with or merge into any other person or convey, transfer or lease our assets substantially as an entirety to any person, and no person may consolidate with or merge into us, unless:

     - we will be the surviving company in any merger or consolidation,

     - if we consolidate with or merge into another person or convey or transfer our properties and assets substantially as an entirety to any person, the successor corporation is organized under the laws of the United States of America or any state thereof or the District of Columbia, and the successor entity expressly assumes our obligations relating to the debt securities,

     - immediately after giving effect to the consolidation, merger, conveyance or transfer, there exists no event of default, and no event which, after notice or lapse of time or both, would become an event of default, and

     - other conditions described in the indenture are met.

GOVERNING LAW

     The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

CONCERNING THE TRUSTEES

     The trustee under each indenture will have all the duties and responsibilities of an indenture trustee specified in the Trust Indenture Act. No trustee is required to expend or risk its own funds or otherwise incur financial liability in performing its duties or exercising its rights and powers if it reasonably believes that it is not reasonably assured of repayment or adequate indemnity.

     Each of the trustees acts as depositary for funds of, makes loans to, and performs other services for, us and our subsidiaries in the normal course of business.

                          DESCRIPTION OF CAPITAL STOCK

     Fisher is currently authorized by its Restated Certificate of Incorporation, as amended, to issue an aggregate of 515,000,000 shares of capital stock. These shares consist of 500,000,000 shares of common stock, par value $.01 per share, of which 4,182,375 shares are designated as non-voting common stock and 9,000,000 shares are designated as Series B non-voting common stock; and 15,000,000 shares of preferred stock, par value $.01 per share.

     The following summary of provisions of our securities, various provisions of our corporate charter and our by-laws and provisions of applicable law is not intended to be complete and is qualified by reference to the provisions of applicable law and to our corporate charter and by-laws, which we have previously filed with the SEC.

COMMON STOCK

OUR VOTING COMMON STOCK

     The holders of our voting common stock are entitled to one vote per share on all matters submitted for action by our stockholders. Our stockholders do not have cumulative voting rights. Accordingly, holders of a majority of our voting common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our voting common stock are entitled to receive ratably with other holders of our voting common stock and with holders of our non-voting common stock and Series B non-voting common stock any dividends declared by our board of directors. Upon our liquidation, dissolution or winding up, the holders of our voting common stock are entitled to receive ratably with other holders of our voting common stock and with holders of our non-voting common stock and Series B non-voting common stock our net assets available after the payment of all debts and other liabilities. Holders of our voting common stock have no preemptive, redemption or conversion rights, except that some holders have preemptive and registration rights under our investors' agreement described below. The rights, preferences and privileges of holders of our voting common stock are subject to the rights, preferences and privileges of holders of shares of any series of preferred stock which we may designate and issue in the future.

OUR NON-VOTING COMMON STOCK

     Under the terms of our corporate charter, our board of directors is authorized to issue non-voting common stock.

     LIMITED VOTING RIGHTS. The holders of our non-voting common stock are generally not entitled to vote on any matter on which our stockholders are entitled to vote. Shares of non-voting common stock are not included in determining the number of shares voting or entitled to vote on any such matters.

     The holders of our non-voting common stock have the right to vote as a separate class on any merger or consolidation with or into another entity or entities, or any recapitalization or reorganization, in which shares of non-voting common stock would receive or be exchanged for consideration different on a per share basis from consideration received with respect to or in exchange for the shares of our voting common stock or would otherwise be treated differently from shares of our voting common stock in connection with such transactions. Notwithstanding the preceding sentence, shares of non-voting common stock may, without such a separate class vote, receive or be exchanged for non-voting securities which are otherwise identical on a per share basis in amount and form to the voting securities received with respect to or exchanged for our voting common stock so long as:

     - such non-voting securities are convertible into such voting securities on the same terms as our non-voting common stock is convertible into our voting common stock; and

     - all other consideration is equal on a per share basis.

     ECONOMIC RIGHTS. Holders of our non-voting common stock are generally entitled to receive ratably with holders of our voting common stock and Series B non-voting common stock any dividends declared by our board of directors. Upon our liquidation, dissolution or winding up, the holders of our non-voting common stock are entitled to receive ratably with other holders of our non-voting common stock and with holders of our voting common stock and Series B non-voting common stock our net assets available after the payment of all debts and other liabilities. Holders of our non-voting common stock have no preemptive or redemption rights, except that some holders have preemptive and registration rights under our investors' agreement. The rights, preferences and privileges of holders of our non-voting common stock are subject to the rights, preferences and privileges of holders of shares of any series of preferred stock which we may designate and issue in the future.

     CONVERSION RIGHTS. With limited exceptions as to holders who are subject to Regulation Y of the Federal Reserve System, shares of our non-voting common stock may be converted into the same number of shares of our voting common stock at any time at the option of the holder of the shares of non-voting common stock.

OUR SERIES B NON-VOTING COMMON STOCK

     Under the terms of our corporate charter, our board of directors is authorized to issue shares of Series B non-voting common stock. As of June 30, 2003, we had no shares of Series B non-voting common stock outstanding.

     LIMITED VOTING RIGHTS. The holders of our Series B non-voting common stock are generally not entitled to vote on any matter on which our stockholders are entitled to vote. Shares of Series B non-voting common stock are not included in determining the number of shares voting or entitled to vote on any such matters. The holders of our Series B non-voting common stock have the right to vote as a separate class on any merger or consolidation with or into another entity or entities, any recapitalization or reorganization, or any amendment, repeal or modification of any provision of our corporate charter that would adversely affect the powers, preferences or special rights of the holders of our Series B non-voting common stock.

     ECONOMIC RIGHTS. Holders of our Series B non-voting common stock are generally entitled to receive ratably with holders of our voting common stock and non-voting common stock any dividends declared by our board of directors. Upon our liquidation, dissolution or winding up, the holders of our Series B non-voting common stock are entitled to receive ratably with other holders of our Series B non-voting common stock and with holders of our voting common stock and non-voting common stock our net assets available after the payment of all debts and other liabilities. Holders of our Series B non-voting common stock have no preemptive or redemption rights, except that some holders have preemptive and registration rights under the investors' agreement. The rights, preferences and privileges of holders of our Series B non-voting common stock are subject to the rights, preferences and privileges of holders of shares of any series of preferred stock which we may designate and issue in the future.

     CONVERSION RIGHTS. Shares of our Series B non-voting common stock may not be converted into shares of our voting common stock, except:

     - to transfer Series B non-voting common stock, in which case the transferee will receive shares of our voting common stock;

     - to enable the holders to maintain such holder's percentage ownership of the total outstanding voting common stock; or

     - upon specific major corporate events, such as a merger or a public offering. In May 2001, the holders of all 9,000,000 outstanding shares of Series B non-voting common stock converted those shares into 9,000,000 shares of voting common stock. We have no present plan to issue any additional shares of Series B non-voting common stock.

PREFERRED STOCK

     Under the terms of our corporate charter, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption rights and liquidation preferences of each series of preferred stock.

     The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with stockholder approval of specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting common stock.

     We will describe in a prospectus supplement some or all of the following terms of the series of preferred stock being offered:

     - title;

     - the number of shares offered;

     - the liquidation preference per share;

     - the purchase price;

     - the dividend rates, periods and/or payment dates or methods of calculation of the dividend rates;

     - whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

     - the procedures for any auction or remarketing, if any;

     - the provisions for a sinking fund, if any;

     - the provisions for redemption, if applicable;

     - any listing of the preferred stock on any securities exchange or market;

     - the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price, or manner of calculation of the conversion price, and conversion period;

     - the terms and conditions, if applicable, upon which preferred stock will be exchanged into debt securities, including the exchange price, or manner of calculating the exchange price, and the exchange period;

     - voting rights, if any;

     - the relative ranking and preferences of the preferred stock as to dividend rights upon liquidation, dissolution or winding up of our affairs;

     - any limitations on issuance of any series of preferred stock ranking senior to or equal to the series of preferred stock as to dividend rights upon our liquidation, dissolution or winding up; and

     - any other specific terms, preferences, rights, limitations or restrictions.

     The applicable prospectus supplement will describe the material United States federal income tax considerations applicable to the particular series of preferred stock being offered.

ANTI-TAKEOVER CONSIDERATIONS

     Our corporate charter and by-laws contain a number of provisions which may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, us.

CLASSIFIED BOARD OF DIRECTORS

     Our corporate charter and our by-laws divide our board of directors into three classes, as nearly equal in size as possible, with staggered three year terms, and provide that:

     - directors may be removed only for cause by the affirmative vote of the holders of at least 80% of the shares of our capital stock entitled to vote; and

     - any vacancy on our board of directors, however occurring, including a vacancy resulting from the enlargement of the board, may only be filled by vote of a majority of the directors then in office.

STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS

     Our corporate charter eliminates the ability of our stockholders to act by written consent. It further provides that special meetings of our stockholders may be called only by our chief executive officer or by our board of directors pursuant to a majority vote of the total number of authorized directors.

ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTORS NOMINATIONS

     Our by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 30 days nor more than 60 days prior to the annual meeting; however, if less than 40 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our by-laws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

AMENDMENTS; SUPERMAJORITY VOTE REQUIREMENTS

     Our charter requires the affirmative vote of 80% of our voting common stock to amend provisions of our corporate charter and by-laws, including those provisions relating to the classified board of directors, action by written consent and the ability of stockholders to call special meetings.

                            DESCRIPTION OF WARRANTS

     The following description of the terms of the warrants is a summary. It summarizes only those terms of the warrants and the warrant agreement which we believe will be most important to your decision to invest in our warrants. You should keep in mind, however, that it is the warrant agreement and the warrant certificate relating to the warrants, and not this summary, which defines your rights as a warrantholder. There may be other provisions in the warrant agreement and the warrant certificate relating to the warrants which are also important to you. You should read these documents for a full description of the terms of the warrants. Forms of these documents are filed as exhibits to the Registration Statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain copies of these documents.

     We may issue warrants, including warrants to purchase debt securities, preferred stock, common stock or any other of our securities. We may issue warrants independently or together with any other securities, and they may be attached to or separate from those securities. We will issue the warrants under warrant agreements between us and a bank or trust company, as warrant agent, that we will describe in the prospectus supplement relating to the warrants that we offer.

DEBT WARRANTS

     We will describe in the applicable prospectus supplement the terms of warrants to purchase debt securities that we may offer, the warrant agreement relating to the debt warrants and the warrant certificates representing the debt warrants. These terms will include the following:

     - the title of the debt warrants,

     - the debt securities for which the debt warrants are exercisable,

     - the aggregate number of the debt warrants,

     - the principal amount of debt securities that you may purchase upon exercise of each debt warrant, and the price or prices at which we will issue the debt warrants,

     - the procedures and conditions relating to the exercise of the debt warrants,

     - the designation and terms of any related debt securities issued with the debt warrants, and the number of debt warrants issued with each debt security,

     - the date, if any, from which you may separately transfer the debt warrants and the related securities,

     - the date on which your right to exercise the debt warrants commences, and the date on which your right expires,

     - the maximum or minimum number of the debt warrants which you may exercise at any time,

     - if applicable, a discussion of material United States federal income tax considerations,

     - any other terms of the debt warrants and terms, procedures and limitations relating to your exercise of the debt warrants, and

     - the terms of the securities you may purchase upon exercise of the debt warrants.

     We will also describe in the applicable prospectus supplement any provisions for a change in the exercise price or expiration date of the warrants and the kind, frequency and timing of any notice to be given. You may exchange debt warrant certificates for new debt warrant certificates of different denominations and may exercise debt warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement. Prior to exercise, you will not have any of the rights of holders of the debt securities purchasable upon that exercise and will not be entitled to payments of principal, premium, if any, or interest on the debt securities purchasable upon the exercise.

OTHER WARRANTS

     We may issue other warrants. We will describe in the applicable prospectus supplement the following terms of those warrants:

     - the title of the warrants,

     - the securities, which may include preferred stock or common stock, for which you may exercise the warrants,

     - the aggregate number of the warrants,

     - the number of securities that you may purchase upon exercise of each warrant, and the price or prices at which we will issue the warrants,

     - the procedures and conditions relating to the exercise of the warrants,

     - the designation and terms of any related securities issued with the warrants, and the number of warrants issued with each security,

     - the date, if any, from which you may separately transfer the warrants and the related securities,

     - the date on which your right to exercise the warrants commences, and the date on which your right expires,

     - the maximum or minimum number of warrants which you may exercise at any time,

     - if applicable, a discussion of material United States federal income tax considerations, and

     - any other terms of the warrants, including terms, procedures and limitations relating to your exchange and exercise of the warrants.

     We will also describe in the applicable prospectus supplement any provisions for a change in the exercise price or the expiration date of the warrants and the kind, frequency and timing of any notice to be given. You may exchange warrant certificates for new warrant certificates of different denominations and may exercise warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement. Prior to the exercise of your warrants, you will not have any of the rights of holders of the preferred stock, common stock or other securities purchasable upon that exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock, common stock or other securities purchasable upon the exercise.

EXERCISE OF WARRANTS

     We will describe in the prospectus supplement relating to the warrants the principal amount or the number of our securities that you may purchase for cash upon exercise of a warrant, and the exercise price. You may exercise a warrant as described in the prospectus supplement relating to the warrants at any time up to the close of business on the expiration date stated in the prospectus supplement. Unexercised warrants will become void after the close of business on the expiration date, or any later expiration date that we determine.

     We will forward the securities purchasable upon the exercise as soon as practicable after receipt of payment and the properly completed and executed warrant certificate at the corporate trust office of the warrant agent or other office stated in the applicable prospectus supplement. If you exercise less than all of the warrants represented by the warrant certificate, we will issue you a new warrant certificate for the remaining warrants.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL TERMS

     We may elect to offer depositary shares representing receipts for fractional interests in debt securities or preferred stock. In this case, we will issue receipts for depositary shares, each of which will represent a fraction of a debt security or share of a particular series of preferred stock, as the case may be.

     We will deposit the debt securities or shares of any series of preferred stock represented by depositary shares under a deposit agreement between us and a depositary which we will name in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share you will be entitled, in proportion to the applicable fraction of a debt security or share of preferred stock represented by the depositary share, to all the rights and preferences of the debt security or preferred stock, as the case may be, represented by the depositary share, including, as the case may be, interest, dividend, voting, conversion, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.

     The following description of the terms of the deposit agreement is a summary. It summarizes only those terms of the deposit agreement that we believe will be most important to your decision to invest in our depositary shares. You should keep in mind, however, that it is the deposit agreement, and not this summary, which defines your rights as a holder of depositary shares. There may be other provisions in the deposit agreement that are also important to you. You should read the deposit agreement for a full description of the terms of the depositary shares. The form of the deposit agreement is filed as an exhibit to the registration statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain a copy of the deposit agreement.

INTEREST, DIVIDENDS AND OTHER DISTRIBUTIONS

     The depositary will distribute all payments of interest, cash dividends or other cash distributions received on the debt securities or preferred stock, as the case may be, to you in proportion to the number of depositary shares that you own.

     In the event of a distribution other than in cash, the depositary will distribute property received by it to you in an equitable manner, unless the depositary determines that it is not feasible to make a distribution. In that case the depositary may sell the property and distribute the net proceeds from the sale to you.

REDEMPTION OF DEPOSITARY SHARES

     If we redeem a debt security or series of preferred stock represented by depositary shares, the depositary will redeem your depositary shares from the proceeds received by the depositary resulting from the redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per debt security or share of preferred stock, as the case may be, payable in relation to the redeemed series of debt securities or preferred stock. Whenever we redeem debt securities or shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing, as the case may be, the debt securities or shares of preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

EXERCISE OF RIGHTS UNDER THE INDENTURES OR VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which you are entitled to vote, or of any request for instructions or directions from you as holder of debt securities, the depositary will mail to you the information contained in that notice. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to give instructions or directions with respect to the debt securities represented by that holder's depositary shares or how to vote the amount of the preferred stock represented by that holder's depositary shares. The record date for the depositary shares will be the same date as the record date for the debt securities or preferred stock, as the case may be. The depositary will endeavor, to the extent practicable, to give instructions or directions with respect to the debt securities or to vote the amount of the preferred stock, as the case may be, represented by the depositary shares in accordance with those instructions. We will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from giving instructions or directions with respect to the debt securities or voting shares of the preferred stock, as the case may be, if it does not receive specific instructions from you.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment which materially and adversely alters the rights of the holders of the depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.

     The deposit agreement will terminate if:

     - all outstanding depositary shares have been redeemed, or

     - there has been a complete repayment or redemption of the debt securities or a final distribution in respect of the preferred stock, including in connection with our liquidation, dissolution or winding up, and the repayment, redemption or distribution proceeds, as the case may be, have been distributed to you.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The depositary may resign at any time by delivering to us notice of its election to do so. We also may, at any time, remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

CHARGES OF DEPOSITARY

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the debt securities or preferred stock, as the case may be, and issuance of depositary receipts, all withdrawals of shares of debt securities or preferred stock, as the case may be, by you and any repayment or redemption of the debt securities or preferred stock, as the case may be. You will pay other transfer and other taxes and governmental charges, as well as the other charges that are expressly provided in the deposit agreement to be for your account.

MISCELLANEOUS

     The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required or otherwise determine to furnish to holders of debt securities or preferred stock, as the case may be.

     Neither we nor the depositary will be liable under the deposit agreement to you other than for the depositary's gross negligence, willful misconduct or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceedings relating to any depositary shares, debt securities or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities or shares of preferred stock for deposit, you or other persons believed to be competent and on documents which we and the depositary believe to be genuine.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     We may issue stock purchase contracts, including contracts obligating you to purchase from us, and for us to sell to you, a specific number of shares of common stock or preferred stock, or other property, at a future date or dates. The price per share of preferred stock or common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula described in the stock purchase contracts. We may issue stock purchase contracts separately or as a part of units each consisting of a stock purchase contract and debt securities, undivided beneficial ownership interests in debt securities, depositary shares representing fractional interests in debt securities or shares of preferred stock, or debt obligations of third parties, including U.S. Treasury securities, securing your obligations to purchase the preferred stock or the common stock, or other property, under the stock purchase contract. The stock purchase contracts may require us to make periodic payments to you or vice versa and the payments may be unsecured or prefunded on some basis. The stock purchase contracts may require you to secure your obligations in a specified manner. We will describe in the applicable prospectus supplement the terms of any stock purchase contracts or stock purchase units.

                              PLAN OF DISTRIBUTION

     We may sell the securities offered by this prospectus from time to time through agents, underwriters or dealers, or directly to purchasers.

     Agents whom we designate may solicit offers to purchase the securities.

     - We will name any agent involved in offering or selling securities, and disclose any commissions that we will pay to the agent, in the applicable prospectus supplement.

     - Unless we indicate otherwise in the applicable prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

     - Our agents may be deemed to be underwriters under the Securities Act of any of the securities that they offer or sell.

     - We may use an underwriter or underwriters in the offer or sale of our securities.

     - If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of the securities.

     - We will include the names of the specific managing underwriter or underwriters, as well as the names of any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the applicable prospectus supplement.

     - The underwriters will use the applicable prospectus supplement to sell the securities.

     - We may use a dealer to sell the securities.

     - If we use a dealer, we, as principal, will sell the securities to the dealer.

     - The dealer will then sell the securities to the public at varying prices that the dealer will determine at the time it sells our securities.

     - We will include the name of the dealer and the terms of our transactions with the dealer in the applicable prospectus supplement.

     We may solicit directly offers to purchase the securities, and we may directly sell the securities to institutional or other investors. We will describe the terms of our direct sales in the applicable prospectus supplement.

     We may also offer and sell securities, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms referred to as remarketing firms, acting as principals for their own accounts or as our agents. Any remarketing firm will be identified and the terms of its agreement, if any, with us, and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters under the Securities Act in connection with the securities they remarket.

     We may indemnify agents, underwriters, dealers and remarketing firms against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, dealers and remarketing firms, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

     We may authorize our agents and underwriters to solicit offers by certain institutions to purchase the securities at the public offering price under delayed delivery contracts.

     - If we use delayed delivery contracts, we will disclose that we are using them in the applicable prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

     - These delayed delivery contracts will be subject only to the conditions that we describe in the applicable prospectus supplement.

     - We will describe in the applicable prospectus supplement the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive.

                                 LEGAL MATTERS

     Unless we state otherwise in the applicable prospectus supplement the validity of any securities offered by this prospectus will be passed upon for us by Debevoise & Plimpton, New York, New York, and for any underwriters or agents by counsel that we will name in the applicable prospectus supplement.

                                    EXPERTS

     The financial statements and the related financial statement schedule incorporated in this prospectus by reference from Fisher Scientific International Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for goodwill and intangible assets), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a Registration Statement that we filed with the SEC. The Registration Statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information about Fisher Scientific International Inc. In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available free of charge to the public at the SEC's Web site at www.sec.gov. In addition, all of the Company's filings with the Securities and Exchange Commission are available free of charge through the Company's website at www.fisherscientific.com immediately upon filing.

     Our common stock is listed on the New York Stock Exchange, Inc. You can also inspect reports and other information concerning us at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                           INCORPORATION BY REFERENCE

     The rules of the SEC allow us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference in this prospectus the documents listed below and any future documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus:

     - Our quarterly report on Form 10-Q for the quarter ended June 30, 2003;

     - Our quarterly report on Form 10-Q for the quarter ended March 31, 2003;

     - Our annual report on Form 10-K for the year ended December 31, 2002;

     - Our registration statement on Form 8-A, filed June 9, 1997 (as amended by our Form 8-A/A filed August 8, 1997) describing our common stock; and

     - Our report on Form 8-K dated June 27, 2003.

     If you request a copy of any or all of the documents incorporated by reference, we will send to you the copies requested at no charge. However, we will not send exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to: Secretary, Fisher Scientific International Inc., One Liberty Lane, Hampton, New Hampshire 03842.

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     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus are current only as of their date.

                             ----------------------

                               TABLE OF CONTENTS
                             Prospectus Supplement

                                      Page
                                      ----
About This Prospectus Supplement....   S- i
Forward-Looking Statements..........   S-1
Fisher Scientific International
  Inc...............................   S-2
The Offering........................   S-5
Risk Factors........................  S-12
Use of Proceeds.....................  S-16
Ratio of Earnings to Fixed
  Charges...........................  S-16
Price Range of Common Stock and
  Dividend Policy...................  S-17
Capitalization......................  S-18
Description of Notes................  S-19
Description of Capital Stock........  S-38
Material United States Federal Tax
  Considerations....................  S-39
Underwriting........................  S-46
Validity of the Notes...............  S-49
Experts.............................  S-49
                Prospectus
About This Prospectus...............    ii
Fisher Scientific International
  Inc. .............................     1
Rick Factors........................     2
Special Note Regarding Forward
  Looking Information...............     7
Use of Proceeds.....................     8
Ratio of Earnings to Fixed Charges
  and Earnings to Fixed Charges and
  Preferred Stock Dividends.........     8
Description of the Debt
  Securities........................     9
Description of Capital Stock........    22
Description of Warrants.............    26
Description of Depositary Shares....    28
Description of Stock Purchase
  Contracts and Stock Purchase
  Units.............................    31
Plan of Distribution................    32
Legal Matters.......................    33
Experts.............................    33
Where You Can Find More
  Information.......................    33
Incorporation by Reference..........    33

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                                  $300,000,000
                               FISHER SCIENTIFIC
                               INTERNATIONAL INC.
                  3.25% Convertible Senior Subordinated Notes
                               due March 1, 2024
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                     (Fisher Scientific International Logo)
                             ----------------------
                              GOLDMAN, SACHS & CO.

                            DEUTSCHE BANK SECURITIES

                                     LAZARD
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